ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of the 9th day of July, 1999, is entered into by and among the corporation(s) or limited liability company listed under the caption "Seller" on the signature page(s) of this Agreement (collectively the "Seller"); the persons executing this Agreement under the caption "Stockholders" on the signature page(s) of this Agreement (collectively the "Stockholders" and individually a "Stockholder"); Oak Tree Medical Systems, Inc., a Delaware corporation ("Oak Tree"); and Oak Tree Medical Systems Practice Management, Inc., a New York corporation (the "Purchaser"). Certain other capitalized terms used herein and not otherwise defined shall have the meanings as set forth in Article 12 hereof.

                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of providing administrative and management services to physician practices (the "Business") and currently manages the physician practice(s) set forth on Schedule A (the "Practices"), which Schedule A also includes the addresses of the Practices;

         WHEREAS, the Practices employ or contract with the physicians set forth on Schedule B (the "Physicians"), which Schedule B also identifies which Practice such Physician is affiliated with;

         WHEREAS, the Stockholders own all of the issued and outstanding capital stock of the Seller, or are all of the members of the Seller, and are entering into this Agreement as an inducement to Oak Tree and the Purchaser;

         WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell, convey, transfer, assign and deliver to the Purchaser, the assets, properties and operations of the Seller, on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, each of the Practices and Purchaser shall enter into an Amended and Restated Practice Management Agreement (the "Amended and Restated Practice Management Agreement") in substantially the form attached hereto as Exhibit A, to become effective as of the Closing Date, which shall supersede all current agreements between the Seller and such Practices relating to the provision of physician management services to the Practices; and

         WHEREAS, Purchaser or its affiliated designee has entered into or intends to enter into other purchase agreements (the "Other Agreements") with other physician practice management companies and/or the stockholders of such companies (together with the Seller, the "Target Companies").

         NOW, THEREFORE in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:


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

                           PURCHASE AND SALE OF ASSETS

         1. 1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, accept and receive, all of Seller's right, title and interest to the following, as the same shall exist on the Closing Date:

                  (a) subject to the provisions of Section 1.2, the supplies, furniture, fixtures, equipment, medicines, inventories, computer hardware and software and all other assets listed on Schedule 1.1(a), owned by the Seller or used by the Seller in connection with its operations or the operations of any of the Practices managed by the Seller, whether in transit or on order and not yet delivered;

                  (b) the Seller's right, title and interest in the utility, security and other deposits and prepaid expenses of the Seller and held legally or beneficially by the Seller as of the Closing Date (other than such items relating to premises or property which is subleased to Purchaser);

                  (c) all of Seller's rights, benefits and privileges under those leases (real or personal), contracts and agreements listed on Schedule 1.1(c), including, without limitation, all those agreements pursuant to which the Seller provides physician practice management services of any type;

                  (d) all right, title and interest in Seller's accounts, notes, contracts and other receivables and work in progress arising from the provision of services or other transactions in the ordinary course of business of the Seller through and including the Closing Date (collectively the "Receivables") as set forth on Schedule 1.1(d), which Schedule 1.1(d) sets forth a true and complete list, including aging, of the Receivables as of the date hereof, and shall be updated as of the Closing Date and sixty days thereafter;

                  (e) all books, files, papers, and records owned by the Seller and used in the operation of the Seller (including, without limitation, all customer lists, data or other information, billing information and marketing, distribution or other reports prepared by or for the Seller);

                  (f) all right, title and interest in and to the going concern of the Seller, the goodwill thereof, the name and any trademarks, service marks or logos used or owned by Seller, and further including, without limitation, any such right purchased or acquired by Seller in connection with its management of the Practices;

                  (g) all permits, licenses, certificates and governmental authorizations, approvals, license applications or related certification in connection with the operation of its business to the extent transferable by applicable Legal Requirements;

                  (h) rights, if any, to reserve returns from health plans or third-party payors for services provided prior to the Closing;


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

                  (i) all of Seller's warranty rights and claims, if any, in respect of the foregoing items; and

                  (j) all other assets, properties, and rights of or arising from the operations of the business of the Seller.

         It is specifically understood and agreed by the parties hereto that the Purchaser is acquiring, and the Seller is selling, all of the tangible and intangible assets other than the Excluded Assets owned by the Seller or in which the Seller has an interest and which are used by the Seller, including without limitation those assets and properties set forth above. The assets and properties to be transferred to the Purchaser hereunder and as described in this
Section 1.1 are hereinafter collectively referred to as the "Assets."

         1. 2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the assets and properties to be transferred by the Seller to the Purchaser hereunder shall not include: (i) any right, title or interest of Seller in furniture, fixtures, equipment and real property owned by Seller; and (ii) minute books, stock books, tax returns and any other books and records which the Seller may be required by applicable law to retain (collectively, the "Excluded Assets").

         1. 3 Method of Conveyance. The sale of Assets shall be effected as of the Closing Date by the Seller's execution and delivery of warranty bills of sale, endorsements, assignments, drafts and other instruments of conveyance and transfer (hereinafter collectively referred to as the "Instruments of Conveyance") reasonably necessary to effectively vest in the Purchaser all of Seller's right, title and interest in the Assets. At the Closing, Seller shall sell, transfer, convey, assign and deliver good title to the Assets pursuant to the Instruments of Conveyance, free of all liens, encumbrances, claims, and any other restrictions whatsoever. With respect to any real property used by Seller in the operation of the Business and the conduct of the Practices, at Seller's option, Seller will cause the owner of the real property to enter into leases or subleases of such real property with Purchaser or Seller will sublease or assign its lease to Purchaser.

                                        2

                               ASSUMED OBLIGATIONS

         2. 1 Assumed Liabilities and Obligations. Subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser will acquire the Assets subject only to Seller's executory obligations under the leases, contracts, agreements and obligations listed on Schedule 2.1 hereto accruing after the Closing Date (the items set forth in the foregoing clause being collectively referred to herein as the "Assumed Liabilities") pursuant to an instrument of assumption (the "Assumption Agreement") substantially in the form attached hereto as Exhibit D. Notwithstanding the foregoing, to the extent that the Purchaser obtains the benefit of any contract or agreement not listed on
Schedule 2.1 hereto following the Closing Date, the Purchaser shall, nevertheless, be deemed to have assumed the Seller's obligations thereunder.

         2. 2 Excluded Liabilities. Except as expressly set forth in Section 2.1 above, Purchaser shall not assume, undertake, or accept and shall not be liable or responsible for any debt, obligation, or liability of the Seller, the Stockholders or the Practices, or for any claim against


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

any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise (collectively the "Excluded Liabilities"), including, without limitation, the following:

                  (a) any foreign, federal, state and local taxes or liabilities, including any interest or penalties thereon;

                  (b) any Medicare or Medicaid liabilities or obligations (including without limitation repayment or overpayment liabilities in respect of previously paid or denied claims);

                  (c) any liabilities or obligations arising out of any breach, default, event of default or violation, at any time on or prior to the Closing Date, of any contract, lease, agreement, commitment or law;

                  (d) any liabilities, obligations, leases, contracts, and agreements not shown or referred to on Schedule 2.1 or in Section 2.1 hereof;

                  (e) any liabilities or obligations incurred or arising or accruing after the Closing Date, except to the extent the same arise under leases, contracts, agreements or purchase orders expressly assumed by Purchaser under Section 2.1 hereof;

                  (f) any liabilities or obligations of the Seller or the Stockholders arising from its indemnity obligation under Article 9 of this Agreement;

                  (g) any expenses paid or incurred by the Seller or the Stockholders incident to the preparation of or entering into and carrying into effect of this Agreement and the transactions contemplated hereby, except as otherwise agreed to in writing by the parties; and

                  (h) any other liability or obligation of or claim not expressly assumed pursuant to this Agreement.


                                        3

                           PURCHASE PRICE AND PAYMENT

         3. 1 Purchase Price. (a) In payment for the Assets, Purchaser shall, and Oak Tree shall cause Purchaser to, pay to Seller the sum (the "Purchase Price") of (A) an amount (the "Purchase Price for EBITDA") equal to the product of (x) 5 times (y) Adjusted EBITDA for 1998, plus (B) an amount equal to the amount of the Receivables actually collected and remitted to Purchaser from time to time (the "Purchase Price for Receivables").

                  (b) The Purchase Price for EBITDA shall be payable and subject to adjustment as follows:

                            (i) 60% of the Purchase Price for EBITDA shall be
payable by the Purchaser to the Seller at Closing by wire transfer of immediately available funds to a deposit account with a bank designated by Seller giving notice thereof to Purchaser and Oak Tree at least one business day prior to the Closing Date (the "Cash Purchase Price").


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

                            (ii) The remaining portion of the Purchase Price for
EBITDA (net of the Cash Purchase Price determined and paid in accordance with above item (i)) shall be payable in shares of Oak Tree Common Stock (the "Stock Purchase Price") equal to the remainder, if any, of (A) the product of (x) 5 times (y) Average EBITDA, minus (B) the Cash Purchase Price. Within 15 days of final determination of Average EBITDA, Oak Tree shall direct its transfer agent to deliver to Seller a number of shares (the "Stock Purchase Price Shares") of Oak Tree Common Stock, rounded up to the nearest whole share and bearing the appropriate "restricted stock legend" equal to (x) the Stock Purchase Price, divided by (y) the lesser of the average of the Closing Prices of the Oak Tree Common Stock on each of the five trading days prior to the day on which the obligation to deliver the Stock Purchase Price Shares occurs or the Specified Adjusted Price (as further adjusted for stock splits, stock dividends and similar recapitalizations after the date of this Agreement affecting all of the outstanding shares of Oak Tree Common Stock). In the event the calculation set forth in the first sentence of this Section 3.1(b)(ii) results in a negative number (the "Negative Result"), then (a) the Seller shall not be entitled to receive any Stock Purchase Price Shares, and (b) the Negative Result shall be setoff against the principal amount of the Receivables Note.

                            (iii) The Stock Purchase Price shall be determined
by the Purchaser by a date no later than 60 days after the end of the Earnout Period. Upon determination of such amount, Purchaser shall provide Seller with a written report setting forth the Stock Purchase Price and the calculations of such amount (the "Report"). Seller shall have 15 days after receipt of the Report to challenge the Report by issuing a written objection to Purchaser (the "Dispute Report"). If no Dispute Report is provided within such 15-day period, the Report shall become final and shall not be subject to further review by the parties. If a Dispute Report is submitted within such 15-day period, and the Purchaser and Seller are unable to resolve the Seller's objection within 30 days of the receipt of the Dispute Report, the dispute shall be submitted to a recognized firm of independent certified public accountants experienced in auditing health care companies (other than accountants for Purchaser and Seller) selected jointly by the Purchaser and Seller or, if the Purchaser and Seller cannot agree on an accountant, such accountant as selected by the accountants of the Purchaser and Seller (the "Settlement Accountants"). Within five (5) business days after selection of the Settlement Accountants, the parties shall submit documents supporting their respective positions to the Settlement Accountants and the Settlement Accountants shall issue a final report resolving the dispute within 30 days thereafter, which final report shall be final and binding on the Seller, Oak Tree and the Purchaser. The costs and expenses of the services of the Settlement Accountants shall be paid by the party whose calculation of the Stock Purchase Price when compared to the Settlement Accountants' calculation of such amount results in the greatest difference.

                  (c) The Purchase Price for Receivables shall be payable by delivery to Seller at the Closing of a promissory note executed by Oak Tree and Purchaser in the form attached hereto as Exhibit F (the "Receivables Note"), which Receivables Note shall be secured by a first priority security interest and lien on the Receivables and the accounts receivable of the Purchaser arising or created after the Closing, and the proceeds thereof, pursuant to a Security Agreement in the form attached hereto as Exhibit G. The principal amount of the Receivables Note shall be equal to the total amount of Receivables actually collected by Purchaser from time to time, which principal amount, together with accrued interest thereon at the annual rate of 7%, shall be payable in annual installments commencing on the second-year anniversary of the Closing Date (or on the first-year anniversary date, at the option of Oak Tree) until the principal amount of the


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

Receivables Note, with interest, is fully paid, which principal amount (and the respective payment due under the Receivables Note) shall be subject to adjustment by the amount of the Negative Result. On each anniversary date that a payment is due under the Receivables Note, the principal amount of Receivables actually collected by Purchaser since the date of the last annual payment, with accrued interest, shall, at the election of the Purchaser, be payable by Purchaser in cash or by issuance by Oak Tree to the holder of the Receivables Note of Oak Tree's 7.00% Series A Convertible Payment-in-Kind Preferred Stock (the "Series A Preferred Stock"). The principal amount of the Receivables Note shall be reduced by the amount of the Negative Result, if any, and principal payments due under the Receivables Note shall be reduced, in the aggregate, by the amount of the Negative Result. The number of shares of Series A Preferred Stock issuable in lieu of a cash payment of principal and accrued interest on the Receivables Note, rounded up to the nearest whole share, shall be equal to the quotient of (a) the amount of the cash payment required to be made, and (b) the average of the Closing Prices of the Oak Tree Common Stock on each of the five trading days prior to the date on which the obligation to deliver the shares under the Receivables Note occurs (the "Receivables Shares Price"). The Series A Preferred Stock, which will bear the appropriate "restricted stock legend," shall be convertible into shares of Oak Tree Common Stock on a one-for-one basis and, upon such conversion, are hereinafter referred to as the "Receivables Shares." The Series A Preferred Stock shall have the rights, preferences and limitations set forth in the certificate of designation attached to the Receivables Note and forming a part thereof, until the full principal amount and accrued interest on the Receivables Note has been fully paid. Such certificate of designation shall be filed by Oak Tree with the Secretary of State of Delaware and become effective simultaneously with the Closing.

         3. 2 Filing with Internal Revenue Service. The Purchase Price shall be allocated among the Assets in accordance with the manner set forth on Schedule
3.2. The Purchaser shall prepare, in a manner consistent with the allocation set forth on Schedule 3.2, the Internal Revenue Service Form 8594 ("Form 8594") on behalf of itself and the Seller for the applicable fiscal year, and for any future year in which such form may be required to be filed. The Purchaser and Seller agree to use, without amendment or change of any kind, the Form 8594 prepared by the Purchaser in filing their respective corporate tax returns.

         3. 3 Lock-up and Price Protection Provisions. The Stock Purchase Price Shares and the Receivables Shares shall be subject to the following lock-up and price protection provisions.

                  (a) Lock-up for Stock Purchase Price Shares and Receivables Shares. During the respective period(s) ending the first six months after the later of (x) the date of receipt by Seller or its designees of the Stock Purchase Price Shares or Receivables Shares, as the case may be, and (y) the date such Seller or its designees may dispose of such shares in open market, routine broker transactions under applicable securities laws, the Seller or its designees shall not, other than pursuant to a Permitted Exception, be allowed to dispose of more than one-sixth of the number of Stock Purchase Price Shares or Receivables Shares, as the case may be, during any 30-day period within such relevant six-month period. All sales of the Stock Purchase Price Shares or Receivables Shares during the applicable six-month periods shall be made only in open market, routine broker transactions.


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

                  (b) Price Protection for Stock Purchase Price Shares.

                            (i) If, during the six-month period after receipt of
the Stock Purchase Price Shares ("Disposal Period One"), either the Seller or its designees shall have sold Stock Purchase Price Shares, not in violation of the lock-up provisions set forth herein, for a sales price (excluding commissions, discounts and other costs of sale) less than the Specified Adjusted Price, then, at the end of Disposal Period One, Oak Tree shall issue to Seller or its designees, at no additional cost to the Seller or such designees, a number of shares ("Price Protection Shares One") of Oak Tree Common Stock equal to the quotient of (I) the remainder ("Shortfall Amount One") of (A) the product of (x) the number of such Stock Purchase Price Shares sold during the Disposal Period One at less than the Specified Adjusted Price ("Disposal Shares One"), times (y) the Specified Adjusted Price, minus (B) the aggregate sales price (excluding commissions, discounts and other costs of sale) for the Stock Purchase Price Shares sold during the Disposal Period One at less than the Specified Adjusted Price, divided by (II) the average of the Closing Prices of the Oak Tree Common Stock on each of the five trading days prior to the last trading day of Disposal Period One (the "Protected Price"). The Price Protection Shares One shall bear the appropriate "restricted stock legend." In lieu of issuing Price Protection Shares One, the Purchaser, at its option, may deliver cash payments to Seller or its designees equal to the relevant Shortfall Amount One.

                            (ii) In the event the Seller (or its designees) is
issued any Price Protection Shares One, then during the six month period after the later of (x) the end of the Disposal Period One and (y) the date the Seller or its designees may dispose of such Shares in open market, routine broker transactions under applicable securities laws ("Disposal Period Two"), the Seller and its designees shall not, other than pursuant to a Permitted Exception, be allowed to dispose of more than one-sixth of the number of Price Protection Shares One during any 30-day period within Disposal Period Two. All sales of Stock Purchase Price Shares or Price Protection Shares One, as the case may be, during Disposal Period Two shall be made only in open market, routine broker transactions.

                            (iii) If, during Disposal Period Two, the Seller or
its designees shall have sold Price Protection Shares One, not in violation of the lock-up provisions set forth herein, for a sales price (excluding commissions, discounts and other costs of sale) less than the Protected Price, then, at the end of Disposal Period Two, Oak Tree shall issue to Seller or its designees, at no additional cost to the Seller or such designees, a number of shares ("Price Protection Shares Two") of Oak Tree Common Stock equal to the quotient of (I) the remainder ("Shortfall Amount Two"), if any, of (A) the product of (x) the number of such Price Protection Shares One sold during Disposal Period Two at less than the Protected Price (the "Disposal Shares Two"), times (y) the Protected Price, minus (B) the aggregate sales price (excluding commissions, discounts and other costs of sale) for the Price Protection Shares One sold during the relevant Disposal Period Two at less than the Protected Price, divided by (II) the average of the Closing Prices of the Oak Tree Common Stock on each of the five trading days prior to the last trading day of the respective Disposal Period Two. The Price Protection Shares Two shall bear the appropriate "restricted stock legend." In lieu of issuing Price Protection Shares Two, the Purchaser, at its option, may deliver cash payments to Seller or its designees equal to Shortfall Amount Two.


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

                            (iv) If, during Disposal Period Two, the Seller or
its designees shall have sold Price Protection Shares Two for a sales price (exclusive of commissions, discounts and other costs of sale) greater than the Protected Price for such shares, then Seller or its designees shall return to Oak Tree for cancellation stock certificates representing the number of shares (the "Excess Shares") equal to the quotient of (I) the remainder of (A) the product of (x) the number of Price Protection Shares One sold during Disposal Period Two at greater than the Protected Price (the "Premium Shares"), times (y) the sales price of such Premium Shares, minus (B) the product of (x) the number of Premium Shares, times (y) the Protected Price for such Premium Shares, divided by the Specified Adjusted Price. Such certificates shall be delivered to Oak Tree free and clear of all liens, claims and encumbrances.

                            (v) The intent of the protection provisions set
forth in this Section 3.3(b) is to assure that, in the event the Seller desires to dispose of the Stock Purchase Price Shares or Price Protection Shares One during the respective six month period(s) referenced above, that the Seller will realize at least the Specified Adjusted Price or Protected Price, as applicable, per share (exclusive of commissions and other costs of sale), upon a sale in the open market.

                  (c) Price Protection for Receivables Shares.

                            (i) If, during a six-month period after the later of
(x) the receipt of the Receivables Shares and (y) the date the Seller or its designees may dispose of such shares in open market, routine broker transactions under applicable securities laws (each a "Receivable Shares Disposal Period"), the Seller or its designees shall have sold some or all of such Receivables Shares, not in violation of the lock-up provisions set forth herein, for sales prices (excluding commissions, discounts, and other costs of sale) of less than the Receivables Shares Price, then, at the end of each Receivables Shares Disposal Period, Oak Tree shall issue to Seller or its designees, at no additional cost to the Seller or its designees, a number of shares ("Price Protection Shares Three") of Oak Tree Common Stock equal to the quotient of (I) the remainder ("Receivables Shortfall Amount") of (A) the product of (x) the number of such Receivables Shares sold during such Receivables Shares Disposal Period at sales prices (exclusive of commissions and other costs of sale) of less than the Receivables Shares Price (the "Receivables Disposed Shares") times
(y) the Receivables Shares Price, minus (B) the product of (x) the number of relevant Receivables Disposed Shares times (y) the sales price of such Receivables Disposed Shares divided by (II) the average of the Closing Prices of the Oak Tree Common Stock for each of the five trading days prior to the last trading day of such Receivables Shares Disposal Period (the "Receivables Protected Price"). The Price Protection Shares Three shall bear the appropriate "restricted stock legend." In lieu of issuing Price Protection Shares Three, the Purchaser, at its option, may deliver cash payments to Seller or its designees equal to the relevant Receivables Shortfall Amount.

                            (ii) If, subsequent to the receipt of Price
Protection Shares Three or Additional Price Protection Shares and prior to the first thirty-day period, after the later of (x) the date of receipt of such shares and (y) the date the Seller or its designees may dispose of such shares in open market, routine broker transactions under applicable securities laws, in which the average of the Closing Prices of the Oak Tree Common Stock is equal to or greater than the Receivables Protected Price or the Additional Shares Price for such shares as applicable, the Seller or its designee shall sell some or all of its Price Protection Shares Three or Additional Price Protection Shares for sales prices (excluding commissions, discounts and other costs of


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

sale) of less than the Receivables Protected Price or the Additional Shares Price for such shares, as applicable, then, Oak Tree shall issue to Seller or its designees, at no additional cost to Seller or its designee, a number of shares ("Additional Price Protection Shares") of Oak Tree Common Stock equal to the quotient of (I) the remainder ("Price Protection Shortfall Amount") of (A) the product of (x) the number of such Price Protection Shares Three or Additional Price Protection shares sold at sales prices (exclusive of commissions and other costs of sale) of less than the Receivables Protected Price or the Additional Shares Price for such shares, as applicable, times (y) the Receivables Protected Price or the Additional Shares Price for such shares, as applicable, minus (B) the product of (x) the number of Price Protection Shares Three or additional Price Protection Shares sold at sales prices (exclusive of commissions and other costs of sale) of less than the Receivables Protected Price or the Additional Shares Price for such shares, as applicable, times (y) the sales price of such Price Protection Three Shares or Additional Price Protection Shares, divided by (II) the average of the Closing Prices of the Oak Tree Common Stock on each of the five trading days prior to the day on which the obligation to deliver the Additional Price Protection Shares occurs (the "Additional Shares Price"). The Additional Price Protection Shares shall bear the appropriate "restricted stock legend." In lieu of issuing Additional Price Protection Shares, the Purchaser, at its option, may deliver cash payments to Seller or its designees equal to the relevant Price Protection Shortfall Amount.

                            (iii) The intent of the protection provisions set
forth in this Section 3.3(c) is to assure that, in the event the Seller or its designees desires to dispose of Receivables Shares during the respective six-month period(s) referenced above, or Price Protection Shares Three or Additional Price Protection Shares before the average Closing Price of Oak Tree Common Stock has been equal to or greater than the Receivables Protected Price or the Additional Shares Price for such shares for the first thirty-day period after the later of (x) the receipt of such shares and (y) the date the Seller or its designees may dispose of such shares in open market, routine broker transactions under applicable securities laws, that the Seller or its designee will realize at least the applicable Receivables Shares Price, Receivables Protected Price or Additional Shares Price, as applicable, per share (exclusive of commissions and other costs of sale), upon a sale in the open market.

                            (d) Procedures Relating to Issuance of Shares. In
the event Oak Tree is obligated to issue any shares pursuant to this Section 3.3, within ten days of receipt of the appropriate documentation from the Seller or its designees concerning its sale of any shares for which it seeks any price protection provided herein, Oak Tree shall (i) provide such Seller or its designees with its calculations of the number of such shares to be issued to such Seller or its designees and (ii) instruct its transfer agent to deliver certificates for such additional shares to the Seller or its designees.

                                        4

                                     CLOSING

     4. 1 The Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneous with the consummation of the Other Agreements, unless otherwise agreed to by the Seller Representative and Oak Tree, but in no event later than the Termination Date. Except as otherwise agreed in writing by the parties


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

hereto, such date shall be referred to herein as the "Closing Date", and the transactions contemplated hereby shall be effective as of 12:01 a.m. on the Closing Date.

         4. 2 Obligations of the Seller at Closing. At the Closing, the Seller shall:

                  (a) deliver or cause to be delivered to the Purchaser the Instruments of Conveyance, including without limitation, a Bill of Sale (the "Bill of Sale"), in the form attached as Exhibit B hereto, and an Assignment of Contracts and Leases (the "Assignment of Contracts and Leases"), in the form attached as Exhibit C hereto;

                  (b) deliver or cause to be delivered to Purchaser a certificate of an executive officer or member of Seller to the effect that the conditions set forth in Article 7 have been satisfied and that the representations and warranties contained in Article 5 are true and correct at and as of the Closing Date except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

                  (c) deliver or cause to be delivered to Purchaser copies of resolutions duly adopted by the Board of Directors or members and the Stockholders of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an executive officer or member of Seller;

                  (d) execute and deliver or cause to be delivered to Purchaser either (i) an assignment of all real property leases relating to all tangible assets used by the Seller or by the Practices pursuant to the Assignment of Contracts and Leases, or (ii) leases or subleases to the Purchaser for such real property and, in each case, if applicable, including the consents of the landlord or the lessor relating thereto (the "Lessor Consents"), in each case with respect to assets that are material to the Business;

                  (e) deliver to Purchaser or cause to be delivered to Purchaser all other documents and instruments, duly executed where required or appropriate, as the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement;

                  (f) deliver or cause to be delivered to Purchaser a certificate of incumbency of Seller, executed by an executive officer or member of Seller, which lists the officers or members of Seller authorized to execute this Agreement and closing documents on behalf of Seller and their specimen signatures;

                  (g) deliver to Purchaser or cause to be delivered to Purchaser an opinion letter of counsel to the Seller with respect to the matters set forth in (I) the first sentence of Section 5.1, (II) the matters set forth in subsections (i) and (ii) of the second sentence of Section 5.1, and (III) the matters set forth in Section 5.2; and

                  (h) execute and deliver to Purchaser a lease for all furniture, fixtures and equipment owned by Seller, in the form attached as Exhibit M (the "Personal Property Lease").

         4. 3 Obligations of Purchaser and Oak Tree at Closing. At Closing the Purchaser and/or Oak Tree, as the case may be, shall:

                  (a) deliver to Seller the Cash Purchase Price as provided in
Section 3.1 of this Agreement;

                  (b) execute and deliver to the Seller the Assumption Agreement, in the form attached as Exhibit D hereto;

                  (c) deliver or cause to be delivered to Seller certificates of an executive officer of Purchaser and Oak Tree to the effect that the conditions set forth in Article 8 have been satisfied, and that the representations and warranties contained in Article 6 are true and correct at and as of the Closing Date, except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

                  (d) deliver to Seller copies of resolutions duly adopted by Oak Tree and Purchaser authorizing and approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, certified by an executive officer;

                  (e) execute and deliver to the Seller the Receivables Note;

                  (f) execute and deliver to Seller the Security Agreement;

                  (g) execute and deliver to Seller the Guaranty in the form attached hereto as Exhibit E and the Corporate Governance Agreement in the form attached hereto as Exhibit H (the "Governance Agreement");

                  (h) execute and deliver to (i) Pierce Neuman the Employment Agreement in the form attached hereto as Exhibit I (the "Neuman Employment Agreement") and (ii) Jay Katz the Employment Agreement in the form attached hereto as Exhibit J (the "Katz Employment Agreement");

                  (i) deliver or cause to be delivered to Seller a certificate of incumbency of Purchaser and Oak Tree, executed by an executive officer, which lists the officers of Purchaser and Oak Tree authorized to execute this Agreement and closing documents on behalf of Purchaser and Oak Tree and their specimen signatures;

                  (j) deliver to Seller or cause to be delivered to Seller an opinion letter of counsel to the Purchaser and Oak Tree with respect to the matters set forth in (I) the first sentence of Section 6.1, (II) the matters set forth in subsections (i) and (ii) of the second sentence of Section 6.1, and
(III) the matters set forth in Section 6.2; and

                  (k) execute and deliver to Seller the Personal Property Lease.

         4. 4 Consents of Third Parties. Notwithstanding anything herein to the contrary, this Agreement and any of the Instruments of Conveyance, shall not constitute an assignment of any agreement, claim, contract, license, lease, purchase order or other commitment included in the Assets if the attempted assignment is lacking a necessary consent of a party or governmental agency such that the attempted assignment would be ineffective, constitute a breach or violation or result in the Purchaser not receiving all of the rights and benefits of the Seller pursuant to the assignment (all such claims, contracts, licenses, leases, purchase orders or other commitments are hereinafter collectively referred to as the "Commitments"). If by the Closing Date any such consent has not been obtained, and Seller desires to have Purchaser's assistance in obtaining such consent, the Purchaser shall use its best efforts to assist the Seller in obtaining such consent.

         4. 5 Delivery of Exhibits and Disclosure Schedules. The parties hereby agree that they are executing this Agreement without the Exhibits and Schedules hereto, and that the parties shall deliver such Exhibits and Schedules in form and substance satisfactory to Oak Tree and the Seller Representative the other party by no later than the date on which the Seller Financials as described in
Section 5.9 are delivered hereunder.

                                        5

                      REPRESENTATIONS AND WARRANTIES OF THE
                           SELLER AND THE STOCKHOLDERS

        In order to induce the Purchaser and Oak Tree to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of the Seller and the Stockholders, jointly and severally with respect to the representations and warranties of Seller, and severally by each Stockholder only with respect to the representations concerning such Stockholder, hereby represents and warrants to the Purchaser and Oak Tree as follows:

         5. 1 Organization, Authority, Qualification. The Seller is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the state of its incorporation or formation. The Seller: (i) has full power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted; (ii) is duly licensed or qualified to transact or conduct business and is in good standing, in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so licensed, authorized or qualified and where its failure to be so qualified would have a Material Adverse Effect; and (iii) has all material governmental licenses, certifications, permits, approvals and other authorizations necessary to own or lease its properties and assets and carry on its business as it is now being conducted. All of the issued and outstanding stock or equity interests of Seller is owned by the Stockholders, free and clear of all options, powers, claims and rights of others, in the amounts and the percentages set forth on
Schedule 5.1 hereto.

         5. 2 Authorization. Each of the Seller and the Stockholders has full power, ability and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by each of Seller and the Stockholders, and constitutes, and the Related Documents when executed shall constitute, its legal, valid and binding obligations, enforceable against each of them in accordance with its terms, except as the same shall be limited by the effect of bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditor's rights in general or by the effect of general principles of equity (whether applied in a proceeding at law or in equity) and the discretion of the court in which such proceeding is brought. The Board of Directors or the members of the Seller has approved the execution, delivery and performance of this Agreement and the Related Agreements to which the Seller is a party, and the consummation of the transactions contemplated thereby.

         5. 3 No Violation. The execution, delivery and performance of this Agreement by each of Seller and the Stockholders does not, and the consummation by each of Seller and the Stockholders of the transactions contemplated hereby will not, and the compliance by each of Seller and the Stockholders with the provisions of this Agreement will not, (i) with respect to the Seller, conflict with or violate any provision of its articles of organization, certificate of incorporation, bylaws or operating agreement, (ii) with or without notice or the passage of time or both, constitute, give rise or result in the breach, default or event of default under, or violation of any obligation under, or in the termination or acceleration of or entitle any party to terminate or accelerate, or result in the imposition of any lien upon or the creation of a security interest or encumbrance in or upon any of Seller's assets, business or properties pursuant to, any note, bond, mortgage, indenture, deed, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller or Stockholder is a party or by which Seller or Stockholders or any of Seller's assets are bound or subject, and will not violate or conflict with any other material restriction of any kind or character to which Seller or Stockholders, or any of their properties or assets, are subject, (iii) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to Seller or Stockholders, or
(iv) violate any statute, law, rule or regulation applicable to Seller or Stockholders.

         5. 4 [Intentionally Omitted]

         5. 5 [Intentionally Omitted]

         5. 6 [Intentionally Omitted]

         5. 7 Capitalization. The authorized capital stock or equity interest of Seller consists of (a) _____ shares of Common Stock, par value $_________ per share, of which _____ shares are issued and outstanding and owned by the Stockholders, _____ shares are issued but not outstanding, and _____ shares are authorized and unissued, or (b) the members listed on Schedule 5.7. All issued shares of Seller's capital stock have been duly and validly issued and are fully paid and non-assessable (except as provided in New York Business Corporation Law ss. 630). Except as may be disclosed on Schedule 5.7 and as provided for in this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which Seller or Stockholder is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of capital stock of Seller. There is no personal liability, and there are no preemptive or similar rights, attached to Seller's capital stock (except as may be provided by New York Business Corporation Law ss. 622).

         5. 8 Interests in Other Entities. Except as may be disclosed on
Schedule 5.8 hereto, Seller does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or limited liability company, (B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or
(C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both.

         5. 9 Financial Statements. The Seller has furnished (or will furnish prior to the Closing Date) to the Purchaser audited balance sheets as of December 31, 1998 and 1997 and the unaudited balance sheet for the six-month period ended June 30, 1999, and the related statements of operations, changes in stockholders' equity and cash flow, together with the notes thereto (all such financial statements of the Seller, or such affiliated group, are hereinafter referred to as the "Seller Financials"). Such financial statements were (or will be) prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and present fairly, in material respects, the financial position of Seller as at the dates thereof and the results of operations and cash flows for the periods indicated, except that the aforementioned unaudited financial statements are (or will be) subject to normal recurring adjustments which might be required as a result of year end audit. The books and records of Seller are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of Seller as set forth in the aforementioned financial statements.

         5. 10 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (i) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, set forth on their respective balance sheet as of June 30, 1999 (the "Balance Sheet" and such date is hereinafter called the "Seller Balance Sheet Date") or (ii) in the case of other types of liabilities and obligations, described in any of the Schedules delivered by Seller pursuant hereto or omitted from such Schedules in accordance with the terms of this Agreement, or (iii) incurred, consistent with past practice, in the ordinary course of business since the Seller Balance Sheet Date (in the case of liabilities and obligations of the type referred to in clause (i) above).

         5. 11 Properties. Seller owns or has the right to use all assets listed on the Seller's Balance Sheet or acquired since the Seller Balance Sheet Date, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except for those which are described in the notes to such Balance Sheet and Schedule 5.11 hereto, excluding any assets disposed of in the ordinary course of business since the Seller Balance Sheet Date. All plants, structures, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of Seller are in substantially operating condition, and are suitable for the purposes for which they are used; and none of such plants, structures, machinery or equipment are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not substantial in nature or cost.

         5. 12    [Intentionally Omitted]

         5. 13 Absence of Changes. Since the Seller Balance Sheet Date, there has not been (i) any Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business or results of operations of Seller (including, without limitation, any such Material Adverse Change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (ii) any waiver by Seller of any right, or cancellation of any debt or claim, of substantial value, (iii) any declaration, setting aside or payment of any dividend or other distribution or payment in respect of the capital stock of Seller, (iv) any change in any of the arrangements which are referred to in
Section 5.17 hereof or any transactions of the type which is referred to in clause (f) of Section 5.18 hereof, or (v) any change in the accounting principles or methods which are utilized by Seller.

         5. 14 Litigation. Other than as set forth in Schedule 5.14 hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of Seller or Stockholders, threatened, against or relating to Seller (or the Stockholders with respect to the Business) or their respective business and assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Seller and/or the Stockholders with respect to the Business, the effect of which is to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or otherwise materially adverse to their respective businesses assets.

         5. 15 No Violation of Law. Seller is not engaging in any activity or omitting to take any action as a result of which (a) it is in violation in any material respect of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or other governmental authority, applicable to it (individually or on a consolidated basis), its Business or assets, including, but not limited to, those relating to: healthcare (including Medicare and Medicaid); occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations (including federal and state anti-kickback laws and regulations), labor practices; employee benefits; and zoning and other land use, and (b) which would have a Material Adverse Effect on Seller.

         5. 16 Tax Matters. Seller has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or made adequate provision for the payment of, all material taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The provisions for taxes which are set forth on the Balance Sheet are adequate for all accrued and unpaid taxes of Seller as of the Seller Balance Sheet Date arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provisions for taxes which are set forth on the respective books of account of Seller are adequate for all taxes which accrued after the Seller Balance Sheet Date. Neither Seller nor the Stockholders on behalf of Seller has executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any taxes, and is not a party to any pending or, to the best of the knowledge of Seller and Stockholders, overtly threatened in writing, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The United States federal income tax returns of Seller and the Stockholders with respect to Seller have not been examined by the Internal Revenue Service.

         5. 17 Employee Arrangements. Schedule 5.17 hereto contains a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which Seller is a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Seller. Such Schedule also lists the names and compensation of all employees of Seller whose earnings during the last fiscal year was $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year.

         5. 18 ERISA.

                  (a) Schedule 5.18 hereto lists each "employee pension benefit plan" (collectively called "Seller Pension Plans" and severally called "Seller Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each "employee welfare benefit plan" (collectively called "Seller Welfare Plans" and severally called "Seller Welfare Plan") as such term is defined in Section 3(1) of ERISA, which is maintained by Seller to which it contributes or is obligated or required to contribute. The Seller Pension Plans and Seller Welfare Plans are hereinafter sometimes collectively referred to as the "Seller Plans" and severally referred to as an "Seller Plan".

                  (b) Each Seller Pension Plan and the trust (if any) forming a part thereof has been determined by the IRS to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

                  (c) Seller will deliver to Oak Tree and the Purchaser complete and correct copies of (i) the Seller Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules, which were prepared in connection with each Seller Plan, (iii) all IRS determination letters relating to the Seller Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Seller Plans.

                  (d) None of Seller, any Seller Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction which would subject Seller or any of the Seller Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

                  (e) None of the Seller Pension Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived.

                  (f) Seller has not incurred, or is not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Seller Pension Plan. The PBGC has not instituted proceedings to terminate any Seller Pension Plan, nor has it notified Seller or the Stockholders, either formally or informally, of its intention to institute any such proceedings.

                  (g) There have not been, with respect to any of the Seller Plans, any "reportable events", as such term is defined in Section 4043(b) of ERISA.

                  (h) Seller has not maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

                  (i) Seller has paid in full all amounts which were required to have been paid by it on or prior to the date hereof as contributions to any of the Seller Pension Plans. The current value of all accrued benefits under each of the Seller Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such Seller Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereto.

                  (j) There is not pending, and to the knowledge of Seller and the Stockholders there is not overtly threatened in writing, any claims against any of the Seller Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

         5. 19 Certain Business Matters. Except as disclosed in Schedule 5.19 hereto, (a) neither Seller nor the Stockholders with respect to the Business is a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the business of Seller; (b) Seller has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions; (c) there are no pending, or to the knowledge of Seller or the Stockholders, overtly threatened in writing, labor negotiations, work stoppages or work slowdowns involving or affecting the business of Seller, and, to the knowledge of Seller and the Stockholders, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Seller, (d) the product and service assurances, warranties or guarantees, if any, given by Seller or by which Seller is bound (complete and correct copies or descriptions of which have heretofore been delivered by Seller to Oak Tree and the Purchaser) entail no greater obligations than are customary in the business of Seller; (e) neither Seller (nor the Stockholders with respect to the Business) is a party to, or bound by, any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it; and (f) to the knowledge of Seller and the Stockholders, Seller is not a party to, or bound by, any agreement in which any officer, principle or key employee, agent, consultant, director or stockholder of Seller or the Stockholders (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

         5. 20 Certain Contracts. Schedule 5.20 hereto contains a complete and correct list of all contracts, commitments, obligations and understandings which are not set forth in any other Schedule to this Agreement and to which Seller is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (1) is terminable by Seller without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by Seller of $25,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the business of Seller. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Seller and the Stockholders to the Purchaser and Oak Tree, and except as expressly stated on the Schedule on which they are set forth, (a) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the knowledge of Seller and the Stockholders, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (b) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (c) none of them is materially burdensome to Seller.

         5. 21 Approvals. Schedule 5.21 hereto, which contains a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of Seller, all of which have been duly obtained and are in full force and effect.

         5. 22 Customers and Suppliers. Schedule 5.22 hereto contains a complete and correct list setting forth, with respect to the fiscal year ended December 31, 1998: (a) if applicable the 10 largest customers or clients of the business of Seller and the amount for which each such customer was invoiced, and (b) the 10 largest suppliers to Seller and the amount of goods and services purchased from each such supplier during Seller's last fiscal year. To the knowledge of Seller and the Stockholders, (i) there has been no material adverse change in the business relationship between Seller and any such customer or supplier, and
(ii) such suppliers and customers will continue their respective relationships with Seller after the Closing Date on substantially the same basis as now exists.

         5. 23 Business Practices and Commitments. Schedule 5.23 hereto sets forth a complete and accurate summary description of (a) the following practices and obligations of Seller: rebate and volume discount practices and obligations,
(b) allowance and customer return practices and obligations, and (c) warranty practices and obligations.

         5. 24 Brokers. No agent, broker, person, or firm acting on behalf of Seller or the Stockholders, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection the execution and delivery of this Agreement or any of the transactions contemplated hereby.

         5. 25 Information as to Seller and the Stockholders. None of the representations, warranties or statements made by Seller or the Stockholders in this Agreement, any Schedule hereto or in any other agreement or instrument executed and delivered by or on behalf of either of them pursuant hereto contains or will contain an untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements therein contained in light of the circumstances under which they were made not misleading.

         5. 26 Insurance. To Seller's Knowledge, the Seller has in full force and effect policies of insurance of the type and in amounts providing protection for the Seller consistent with the Seller's belief of sound business practices and prudent risk management applicable to businesses of the size and nature of the Seller. Schedule 5.26 will constitute a true and complete description of (i) all of the policies in force and effect in respect of the Seller (the "Seller Policies"); (ii) the coverage and limits on the Seller Policies; and (iii) all known current claims under any of the Seller Policies. To Seller's Knowledge, all of the Seller Policies are in full force and effect and the Seller has not received any notice of cancellation in respect of such insurance coverage under the Seller Policies. To Seller's Knowledge, all premiums due and payable in respect of the Seller Policies have been paid or payment thereof has been duly provided for. There are no pending or, to Seller's Knowledge, threatened terminations or premium increases with respect to any of the Seller Policies and, to Seller's Knowledge, the Seller is in compliance, in all material respects with all conditions contained therein. Also set forth in Schedule 5.26 are, to Seller's Knowledge, all current claims pending against the Physicians or the Practices.

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND OAK TREE

         In order to induce the Seller and Stockholders to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of the Purchaser and Oak Tree hereby represents and warrants to the Seller and the Stockholders as follows:

         6. 1 Organization, Authority, Qualification. Each of Oak Tree and the Purchaser is a corporation duly incorporated validly existing and in good standing under the laws of the state of its incorporation. Each of Oak Tree and the Purchaser: (i) has full power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted; (ii) is duly licensed or qualified to transact or conduct business and is in good standing, in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so licensed, authorized or qualified and where its failure to be so qualified would not have a Material Adverse Effect; and (iii) has all material governmental licenses, certifications, permits, approvals and other authorizations necessary to own or lease its properties and assets and carry on its business as it is now being conducted. The Purchaser is a wholly owned direct subsidiary of Oak Tree.

         6. 2 Authorization. Each of Oak Tree and the Purchaser has full corporate power, ability and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by each of Oak Tree and the Purchaser, and constitutes, and the Related Agreements when executed shall constitute, its legal, valid and binding obligations, enforceable against each of them in accordance with its terms except as the same shall be limited by the effect of bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditor's rights in general or by the effect of general principles of equity (whether applied in a proceeding at law or in equity) and the discretion of the court in which such proceeding is brought. The Board of Directors of each of the Purchaser and Oak Tree have approved the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser or Oak Tree is a party, and the consummation of the transactions contemplated by each of them.

         6. 3 No Violation. The execution, delivery and performance of this Agreement by each of Oak Tree and the Purchaser does not, and the consummation by each of Oak Tree and the Purchaser of the transactions contemplated hereby will not, and the compliance by each of Oak Tree and the Purchaser with the provisions of this Agreement will not, (i) conflict with or violate any provision of its certificate of incorporation or bylaws, (ii) with or without notice or the passage of time or both, constitute, give rise or result in the breach, default or event of default under, or violation of any obligation under, or in the termination or acceleration of or entitle any party to terminate or accelerate, or result in the imposition of any lien upon or the creation of a security interest or encumbrance in or upon any of its assets, business or properties pursuant to, any note, bond, mortgage, indenture, deed, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which it is a party or by which it or any of its assets are bound or subject, and will not violate or conflict with any other material restriction of any kind or character to which the Purchaser or Oak Tree, or any of its properties or assets, are subject, (iii) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to it, or (iv) violate any statute, law, rule or regulation applicable to it.

         6. 4 [Intentionally Omitted]

         6. 5 The Stock Purchase Price Shares, the Series A Preferred Stock, Receivables Shares and Price Protection Shares. The Shares of Oak Tree, when issued, will be duly validly issued and outstanding, fully paid and non-assessable, free and clear of adverse claims, liens and other encumbrances created by Oak Tree.

         6. 6 [Intentionally Omitted]

         6. 7 Capitalization. The authorized capital stock of Oak Tree consists of _____ shares of Preferred Stock, par value $_____ per share, of which _____ are issued and outstanding, _____ shares are issued but not outstanding, and _____ shares are authorized and unissued and _____ shares of Common Stock, par value $_________ per share, of which _____ shares are issued and outstanding, _____ shares are issued but not outstanding, and _____ shares are authorized and unissued. All issued shares of Oak Tree's and Purchaser's capital stock have been duly and validly issued and are fully paid and non-assessable. Except as may be disclosed on Schedule 6.7 and as provided for in this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which Oak Tree or Purchaser is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of capital stock of Oak Tree or Purchaser. There is no personal liability, and there are no preemptive or similar rights, attached to Oak Tree's or Purchaser's capital stock, other than as contemplated by this Agreement.

         6. 8 Interests in Other Entities. Except as may be disclosed on
Schedule 6.8 hereto, Oak Tree does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation other than the Purchaser, (B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or
(C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both. Except as may be disclosed on Schedule 6.8 hereto, Purchaser does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation,
(B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or
(2) to share any profits or capital investments or both.

         6. 9 Financial Statements. Oak Tree has heretofore made available to the Seller and the Stockholders true and complete copies of its annual report on Form 10-KSB for its most recently completed fiscal year as filed with the United States Securities and Exchange Commission ("SEC"), all reports on Forms 10-QSB and 8-K filed with the SEC since the date such annual report was filed with the SEC and the most recent registration statement under the Securities Act of 1933 filed by Oak Tree with the SEC, all of which reports contain in all material respects the information required to be included therein under the rules and regulations of the SEC. Such financial statements were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and present fairly, in all material respects, the consolidated financial position of Oak Tree and its subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the aforementioned unaudited financial statements are subject to normal recurring adjustments which might be required as a result of year-end audit. The books and records of Oak Tree and its subsidiaries, including the Purchaser are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the consolidated and consolidating financial condition of Oak Tree and its subsidiaries as set forth in the aforementioned financial statements.

         6. 10 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 6.10, neither Oak Tree nor the Purchaser has any liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (i) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, set forth on their respective balance sheets as of February 28, 1999 (the "Balance Sheets" and such date is hereinafter called the "Oak Tree Balance Sheet Date") or (ii) in the case of other types of liabilities and obligations, described in any of the Schedules delivered by Oak Tree and/or Purchaser pursuant hereto or omitted from such Schedules in accordance with the terms of this Agreement, or (iii) incurred, consistent with past practice, in the ordinary course of business since the Oak Tree Balance Sheet Date (in the case of liabilities and obligations of the type referred to in clause (i) above).

         6. 11 Properties. Each of Oak Tree and the Purchaser own or have the right to use all listed on their respective Balance Sheets or acquired since the Oak Tree Balance Sheet Date, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except for those which are described in the notes to such Balance Sheets and Schedule 6.11 hereto, excluding any assets disposed of in the ordinary course of business since the Balance Sheet Date. All plants, structures, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of Oak Tree, on a consolidated basis, and the Purchaser are in substantially operating condition, and are suitable for the purposes for which they are used; and none of such plants, structures, machinery or equipment are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not substantial in nature or cost.

         6. 12 [Intentionally Omitted]

         6. 13 Absence of Changes. Since the Oak Tree Balance Sheet Date, there has not been (i) any Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business or results of operations of Oak Tree or the Purchaser (including, without limitation, any such Material Adverse Change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (ii) any waiver by Oak Tree or the Purchaser of any right, or cancellation of any debt or claim, of substantial value, (iii) any declaration, setting aside or payment of any dividend or other distribution or payment in respect of the capital stock of Oak Tree or the Purchaser, (iv) any change in any of the arrangements which are referred to in Section 6.17 hereof or any transactions of the type which is referred to in clause (f) of Section
6.18 hereof, or (v) any change in the accounting principles or methods which are utilized by Oak Tree or the Purchaser.

         6. 14 Litigation. Other than as set forth in Schedule 6.14 hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of Oak Tree and the Purchaser, threatened, against or relating to Oak Tree or the Purchaser or their respective business and assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Oak Tree (individually or on a consolidated basis) and/or the Purchaser or their respective businesses, the effect of which is to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or otherwise materially adverse to their respective businesses assets.

         6. 15 No Violation of Law. Neither Oak Tree nor the Purchaser is engaging in any activity or omitting to take any action as a result of which (a) it is in violation in any material respect of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or other governmental authority, applicable to it (individually or on a consolidated basis), its Business or assets, including, but not limited to, those relating to: healthcare (including Medicare and Medicaid); occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations (including federal and state anti-kickback laws and regulations), labor practices; employee benefits; and zoning and other land use, and (b) which would have a Material Adverse Effect.

         6. 16 Tax Matters. Except as disclosed on Schedule 6.16, each of Oak Tree and the Purchaser has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or made adequate provision for the payment of, all material taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The respective provisions for taxes which are set forth on the Balance Sheets are adequate for all accrued and unpaid taxes of Oak Tree (individually and on a consolidated basis) and the Purchaser as of the Oak Tree Balance Sheet Date, whether (A) incurred in respect of or measured by income of Oak Tree or the Purchaser for any prior periods, or (B) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provisions for taxes which are set forth on the respective books of account of Oak Tree and the Purchaser are adequate for all taxes which accrued after the Oak Tree Balance Sheet Date. Neither Oak Tree nor the Purchaser has executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any taxes, and is not a party to any pending or, to the best of the knowledge of Oak Tree and the Purchaser, overtly threatened in writing, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The United States federal income tax returns of Oak Tree and the Purchaser have not been examined by the Internal Revenue Service.

         6. 17 Employee Arrangements. Schedule 6.17 hereto contains a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which Oak Tree or the Purchaser is a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Oak Tree, Oak Tree and its subsidiaries and the Purchaser. Such Schedule also lists the names and compensation of all employees of Oak Tree or the Purchaser whose earnings during the last fiscal year was $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year.

         6. 18 ERISA.

                  (a) Schedule 6.18 hereto lists each "employee pension benefit plan" (collectively called "Oak Tree Pension Plans" and severally called "Oak Tree Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each "employee welfare benefit plan" (collectively called "Oak Tree Welfare Plans" and severally called "Oak Tree Welfare Plan") as such term is defined in Section 3(1) of ERISA, which is maintained by Oak Tree or the Purchaser to which it contributes or is obligated or required to contribute. The Oak Tree Pension Plans and Oak Tree Welfare Plans are hereinafter sometimes collectively referred to as the "Oak Tree Plans" and severally referred to as an "Oak Tree Plan".

                  (b) Each Oak Tree Pension Plan and the trust (if any) forming a part thereof has been determined by the IRS to be qualified under Section 401(a) of the Code, and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

                  (c) Oak Tree and the Purchaser will deliver to the Seller and the Stockholders complete and correct copies of (i) the Oak Tree Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules, which were prepared in connection with each Oak Tree Plan, (iii) all IRS determination letters relating to the Oak Tree Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Oak Tree Plans.

                  (d) None of Oak Tree, the Purchaser, any of the Oak Tree Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction which would subject Oak Tree, the Purchaser or any of the Oak Tree Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

                  (e) None of the Oak Tree Pension Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived.

                  (f) Neither Oak Tree nor the Purchaser has incurred, or is expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Oak Tree Pension Plan. The PBGC has not instituted proceedings to terminate any Oak Tree Pension Plan, nor has it notified Oak Tree or the Purchaser, either formally or informally, of its intention to institute any such proceedings.

                  (g) There have not been, with respect to any of the Oak Tree Plans, any "reportable events", as such term is defined in Section 4043(b) of ERISA.

                  (h) Neither Oak Tree nor the Purchaser has ever maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

                  (i) Each of Oak Tree and the Purchaser has paid in full all amounts which were required to have been paid by it on or prior to the date hereof as contributions to any of the Oak Tree Pension Plans. The current value of all accrued benefits under each of the Oak Tree Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such Oak Tree Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereto.

                  (j) There is not pending, and to the knowledge of Oak Tree and the Purchaser there is not overtly threatened in writing, any claims against any of the Oak Tree Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

         6. 19 Certain Business Matters. Except as disclosed in Schedule 6.19 hereto, (a) neither Oak Tree nor the Purchaser is a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the business of Oak Tree and its subsidiaries (on a consolidated basis) or the Purchaser; (b) neither Oak Tree nor the Purchaser has a sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions; (c) there are no pending, or to the knowledge of Oak Tree or the Purchaser, overtly threatened in writing, labor negotiations, work stoppages or work slowdowns involving or affecting the business of Oak Tree and its subsidiaries (on a consolidated basis) or the Purchaser, and, to the knowledge of Oak Tree and the Purchaser, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Oak Tree and its subsidiaries (on a consolidated basis) or the Purchaser, (d) the product and service assurances, warranties or guarantees, if any, given by Oak Tree or the Purchaser or by which each is bound (complete and correct copies or descriptions of which have heretofore been or shall be delivered by Oak Tree and the Purchaser to Seller and the Stockholders) entail no greater obligations than are customary in the business of Oak Tree or the Purchaser; (e) neither Oak Tree nor the Purchaser is a party to, or bound by, any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it; and (f) to the knowledge of Oak Tree and the Purchaser, neither Oak Tree nor the Purchaser is a party to, or bound by, any agreement in which any officer, principle or key employee, agent, consultant, director or stockholder of Oak Tree (individually or on a consolidated basis) or the Purchaser (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

         6. 20 Certain Contracts. Schedule 6.20 hereto contains a complete and correct list of all contracts, commitments, obligations and understandings which are not set forth in any other Schedule to this Agreement and to which Oak Tree (individually or on a consolidated basis) or the Purchaser is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (1) is terminable by Oak Tree or the Purchaser without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by Oak Tree or the Purchaser of $25,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the business of Oak Tree (individually or on a consolidated basis), or the Purchaser. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been or will be furnished by Oak Tree and the Purchaser to the Seller and the Stockholders, and except as expressly stated on the Schedule on which they are set forth, (a) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the knowledge of Oak Tree and the Purchaser, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (b) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (c) none of them is materially burdensome to Oak Tree (individually or on a consolidated basis) or the Purchaser.

         6. 21 Approvals. Schedule 6.21 hereto, which contains a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Oak Tree (individually and on a consolidated basis with its subsidiaries) or Purchaser, all of which have been duly obtained and are in full force and effect.

         6. 22 Customers and Suppliers. Schedule 6.22 hereto contains a complete and correct list setting forth, with respect to the fiscal year ended May 30, 1998 and the eleven month period ended February 28, 1999: (a) if applicable the 10 largest customers or clients of the business of Oak Tree (individually and on a consolidated basis with its subsidiaries) or the Purchaser and the amount for which each such customer was invoiced, and (b) the 10 largest suppliers to Oak Tree (individually and on a consolidated basis with its subsidiaries) or the Purchaser and the amount of goods and services purchased from each such supplier during Oak Tree's last fiscal year. To the knowledge of Oak Tree and the Purchaser, (i) there has been no material adverse change in the business relationship between Oak Tree and the Purchaser and any such customer or supplier, and (ii) such suppliers and customers will continue their respective relationships with Oak Tree (individually and on a consolidated basis with its subsidiaries) or the Purchaser after the Closing Date on substantially the same basis as now exists.

         6. 23 Business Practices and Commitments. Schedule 6.23 hereto sets forth a complete and accurate summary description of (a) the following practices and obligations of Oak Tree (individually and on a consolidated basis with its subsidiaries) and of the Purchaser: rebate and volume discount practices and obligations, (b) allowance and customer return practices and obligations, and
(c) warranty practices and obligations.

         6. 24 Brokers. No agent, broker, person, or firm acting on behalf of Oak Tree or the Purchaser, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection the execution and delivery of this Agreement or any of the transactions contemplated hereby.

         6. 25 Information as to Oak Tree and the Purchaser. None of the representations, warranties or statements made by Oak Tree or the Purchaser in this Agreement, any Schedule hereto or in any other agreement or instrument executed and delivered by or on behalf of either of them pursuant hereto contains or will contain an untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements therein contained in light of the circumstances under which they were made not misleading.

         6. 26 Issuance of Securities. Oak Tree and the Purchaser, to the extent applicable, have the requisite corporate power and authority to issue the Receivables Note, the guaranty of Oak Tree in respect of the Receivables Note (the "Guaranty") and the Shares of Oak Tree. The Receivables Note, the Security Agreement, the Guaranty and the certificate of designation with respect to the Series A Preferred Stock have been duly authorized by all requisite corporate action on the part of Oak Tree and the Purchaser, to the extent applicable. When issued, the Receivables Note and Security Agreement will be a valid binding obligation of the Purchaser, and the Guaranty will be a valid binding obligation of Oak Tree, each enforceable in accordance with its term, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights in general and the application of general equitable principles, whether applied in an action at law or a proceeding in equity. The certificate of designation relating to the Series A Preferred Stock has been, or will on or prior to the Closing be, duly filed with the Secretary of State of Delaware, and when so filed, upon the issuance of the Series A Preferred Stock to the Seller or its designees, the holders of such Series A Preferred Stock will be entitled to the benefits of the certificate of designation and be entitled to enforce their rights thereunder in accordance with the provisions of Oak Tree's certificate of incorporation, as amended to date and as further amended or supplemented by such certificate of designation. The Receivables Note and Shares of Oak Tree have been duly authorized for issuance and all necessary corporate action has been taken by Oak Tree in accordance with the terms of this Agreement and the Receivables Note. The Shares of Oak Tree, when issued (in the case of the Receivables Shares, upon due conversion of the Series A Preferred Stock, and in the case of the Price Protection Shares, upon due exercise by the Seller and its designees of their rights under Article 3 of this Agreement) will be validly issued, fully paid and non-assessable. Upon issuance of the Series A Preferred Stock in accordance with the respective terms of this Agreement, the Receivables Note and the applicable certificate of designation, such securities will be convertible at the option of the holders thereof into Receivables Shares on a one-for-one basis for each share of Preferred Stock so converted. No holder of any Shares of Oak Tree will be subject to personal liability by reason of being such a holder, and the issuance of such shares upon conversion, purchase or other issuance will not be subject to preemptive or other similar rights of any security holder of Oak Tree created by Oak Tree or Purchaser and will be duly authorized, validly issued and outstanding, fully paid and non-assessable. During the past six years, all Common Stock issued by Oak Tree has been issued in compliance in all material respects with the federal securities laws applicable to it.

         6. 27 Insurance. To Purchaser's Knowledge, each of the Purchaser and Oak Tree has in full force and effect policies of insurance of the type and in amounts providing protection for the Purchaser and Oak Tree consistent with the Purchaser's and Oak Tree's belief of sound business practices and prudent risk management applicable to businesses of the size and nature of the Purchaser and Oak Tree. Schedule 6.27 will constitute a true and complete description of (i) all of the policies in force and effect in respect of the Purchaser and Oak Tree (the "Purchaser Policies"); (ii) the coverage and limits on the Purchaser Policies; and (iii) all known current claims under any of the Purchaser Policies. To Purchaser's Knowledge, all of the Purchaser Policies are in full force and effect and neither Purchaser or Oak Tree has received any notice of cancellation in respect of such insurance coverage under the Purchaser Policies. To Purchaser's Knowledge, all premiums due and payable in respect of the Purchaser Policies have been paid or payment thereof has been duly provided for. There are no pending or, to Purchaser's Knowledge, threatened terminations or premium increases with respect to any of the Purchaser Policies and, to Purchaser's Knowledge, the Purchaser and Oak Tree is in compliance, in all material respects with all conditions contained therein.


                                       7

               CONDITIONS TO OBLIGATIONS OF PURCHASER AND OAK TREE

         The obligations of Purchaser and Oak Tree under this Agreement are subject to satisfaction of the following conditions at or prior to Closing, any of which may be waived by Purchaser in writing:

         7. 1 Correctness of Representations and Warranties. All representations and warranties of the Seller and the Stockholders contained in this Agreement shall be true and complete in all material respects on the Closing Date, and a certificate to that effect shall be delivered by the Seller to Purchaser.

         7. 2 Instruments of Conveyance. Seller shall have delivered to Purchaser the Assignment of Contracts and Leases, the Bill of Sale, and such other Instruments of Conveyance and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Purchaser all right, title and interest of Seller in and to the Assets as contemplated by this Agreement in proper statutory form for recording if such recording is necessary or appropriate, and certified copies of all corporate actions taken by Seller, in respect of this Agreement and the transactions contemplated by this Agreement.

         7. 3 Delivery of Documents. In addition to the Instruments of Conveyance described above, all of the documents to be executed and delivered to Purchaser at or prior to the Closing pursuant hereto as provided in Section 4 shall be so delivered.

         7. 4 Performance of Covenants. Each of the Seller and the Stockholders shall have performed all of the covenants and agreements to be performed by Seller and the Stockholders hereunder at or prior to the Closing, and a certificate to that effect shall have been delivered by Seller and Stockholders to Purchaser and Oak Tree.

         7. 5 Consents and Approvals; Licenses and Permits. All consents and approvals of governmental agencies and authorities legally required for the consummation of the transactions contemplated hereby, and, to the extent material to the operation of the Business by Purchaser after the Closing, all consents of third parties required for the assignment of leases (or subleases thereunder), contracts and agreements to be assigned hereunder, shall have been obtained. In addition, all licenses, permits and approvals legally required for the consummation of the transactions contemplated hereby and for the operation of the businesses of the Seller and the Practices managed by the Seller subsequent to the Closing, shall have been obtained.

         7. 6 Transactions Satisfactory. All transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Purchaser and its counsel, as determined by

Purchaser in its sole and absolute discretion, and shall be in compliance with applicable rules, laws and regulations.

         7. 7 Investor Questionnaire. The Seller and the Stockholders shall have completed, executed and delivered, or shall cause to be completed, executed and delivered by the appropriate persons or entities, executed and delivered to the Purchaser Investor Questionnaires (each an "Investor Questionnaire" and collectively the "Investor Questionnaires") in the form attached as Exhibit K hereto, and such completed Investor Questionnaires shall be acceptable to the Purchaser in its sole discretion, and such completed Investor Questionnaires shall be true and correct in all material respects at and as of the Closing Date.

         7. 8 Effectiveness of Amended and Restated Practice Management Agreement. The Amended and Restated Practice Management Agreement between each Practice and Purchaser shall be in full force and effect at Closing. All conditions to be satisfied by each Practice under the terms of the Amended and Restated Practice Management Agreement shall have been satisfied by such Practice. All of the representations and warranties of each Practice contained in the Amended and Restated Practice Management Agreement shall be true and correct in all material respects as of Closing Date. There shall not have occurred any breach or default by the Seller or any Practice of their respective material obligations under the Amended and Restated Practice Management Agreement which, if not cured, would have a Material Adverse Effect.

         7. 9 Employment/Independent Contractor Agreements. Purchaser shall have been provided copies of fully executed Employment Agreements or Independent Contractor Agreements, as the case may be (the "Employment/Independent Contractor Agreements") between the Physicians and each Practice listed on Schedule B hereto.

         7. 10 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Seller since December 31, 1998.

         7. 11 No Threatened or Pending Litigation. No suit, action or other proceeding shall be pending or threatened in writing before any governmental authority seeking to restrain the Purchaser or Oak Tree or prohibit the Closing or seeking damages against the Purchaser, or Oak Tree, as a result of the consummation of this Agreement.

         7. 12 Financial Statements. Purchaser shall have been provided with the Seller Financials referenced in Section 5.9 hereof and any supplementary unaudited financial statements contemplated by Section 10.11 hereof.

         7. 13 Note Offering. Purchaser or Oak Tree shall have received the proceeds from the Note Offering.

         7. 14 Rule 14-f. Oak Tree shall have taken all action necessary to comply with Rule 14f-1 under the securities laws.

                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to satisfaction of the following conditions at or prior to the Closing, any of which may be waived by the Seller in writing:

         8. 1 Payment of Purchase Price. Purchaser or Oak Tree shall have delivered to Seller the Cash Purchase Price and the documents required to be delivered at Closing under Article 3 hereof.

         8. 2 Correctness of Representations and Warranties. All the representations and warranties of Purchaser and Oak Tree contained in this Agreement shall be true and complete in all material respects on the Closing Date and a certificate to that effect shall have been delivered by Oak Tree and Purchaser to Seller.

         8. 3 Delivery of Documents. All of the documents to be executed and delivered to Seller at or prior to the Closing pursuant hereto as provided in
Section 4 shall be so delivered.

         8. 4 Performance of Covenants. Purchaser and Oak Tree shall have performed all of the covenants and agreements to be performed by Purchaser and Oak Tree hereunder at or prior to the Closing and a certificate to that effect shall have been delivered by Oak Tree and Purchaser to Seller.

         8. 5 Consents and Approvals; Licenses and Permits. All consents and approvals of governmental agencies and authorities legally required for the consummation of the transactions contemplated hereby, and, to the extent material to Purchaser's operation of the Business, all consents of third parties required for the assignment of leases (or subleases thereunder), contracts and agreements to be assigned hereunder or leasing or subleasing, shall have been obtained. In addition, all licenses, permits and approvals legally required for the consummation of the transactions contemplated hereby and for the operation of the businesses of the Seller and the Practices managed by the Seller subsequent to the Closing, shall have been obtained.

         8. 6 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Oak Tree since December 31, 1998.

         8. 7 Transactions Satisfactory. All transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Seller and its counsel, as determined by Seller in its sole and absolute discretion, and shall be in compliance with applicable rules, laws and regulations.

                                        9

                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

         9. 1 Survival. All representations and warranties of the parties included or provided for in this Agreement, including without limitation the Schedules and Exhibits hereto, shall survive the Closing, irrespective of any investigation at any time made by or on behalf of any other party, for a period of 24 months following the Closing Date, except that any claim for breach of representations and warranties contained in Section 5.16 (taxes) or fraud shall survive until the applicable statute of limitations expires.

         9. 2 Indemnification by Seller and the Stockholders.

                  (a) General. Each of the Seller and the Stockholders, jointly and severally, shall, with respect to their Proportionate Share, indemnify, defend and hold harmless Purchaser and Oak Tree (including their officers, directors, employees, agents, representatives and affiliates) from and against any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any reasonable legal or other expenses for investigating, bringing or defending any actions or threatened actions) incurred by Purchaser in connection with each and all of the following:

                           (i) any misrepresentation or breach of any warranty
made by Seller (or any of its officers or directors) or any Stockholder in this Agreement or any Schedule, Exhibit, certificate or other instrument attached hereto or delivered to Purchaser pursuant hereto;

                           (ii) the breach of any covenant, agreement or
obligation of Seller or any Stockholder contained in this Agreement, any Schedule or any certificate or agreement or instrument delivered to the Purchaser or Oak Tree by the Seller or Stockholders pursuant hereto;

                           (iii) any misrepresentation contained in any written
statement or certificate furnished by any officer of Seller or any Stockholder, in each case pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                           (iv) any liability or obligation of, or claim
against, Seller or any Stockholder of any kind or nature which arises out of or relates to operations by Seller at any time on or prior to the Closing Date and which is not expressly assumed by Purchaser pursuant to this Agreement;

                           (v) any liability or obligation of any kind or
nature, to the extent not expressly assumed by Purchaser pursuant to this Agreement, which arises out of, or relates to, any pension, retirement, profit sharing, deferred compensation, bonus or other incentive plan, or any collective bargaining agreement or other labor agreement, including single or multi-employer plans or agreements, to which Seller is a party or by which it is bound; and

                           (vi) any federal, foreign, state or local tax
liability, obligation or claim (including any such liability, obligation or claim arising as a result of or with respect to the consummation of the transactions contemplated by this Agreement) for periods ending on or before the Closing Date.

                  (b) Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9.2, Purchaser or Oak Tree shall promptly notify in writing the Seller and the Stockholders of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Neither Oak Tree nor Purchaser shall incur any expenses, or settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Section 9.2. Purchaser will give Seller and the Stockholders prompt written notice of any such claim and, with respect to any Third Party Claim, Seller and the Stockholders will undertake the defense thereof by representatives of their own choosing reasonably satisfactory to Purchaser. Purchaser shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense. In the event Seller or the Stockholders, within a reasonable time after notice of any such Third Party Claim, fails to defend, Purchaser or any parent, subsidiary or affiliate of Purchaser will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, Seller and the Stockholders, at the expense and risk of Seller and the Stockholders. Seller and the Stockholders shall not, without Purchaser's written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser and/or Purchaser's parent, subsidiary or subsidiaries, or affiliate or affiliates, as the case may be, an unconditional release from all liability in respect of such Third Party Claim. The Purchaser and Oak Tree will cooperate with Seller and Stockholders in connection with the defense or settlement of such Third Party Claim. Notwithstanding the foregoing, Seller and the Stockholders shall have the right to dispute the issue of whether it is obligated hereunder to indemnify Purchaser with respect to any particular Third Party Claim.

                  (c) Limitations on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser's right to indemnification under this Section 9.2 shall be limited as follows: (i) any claim for indemnification must be asserted by written notice by a date which is not later than 24 months following the Closing Date, except that, any claim based upon a breach of the representations and warranties contained in Section
5.14 (Taxes) or based upon fraud may be asserted until the applicable statute of limitations has expired, (ii) the Purchaser's right to pursue any claim for indemnification shall be limited solely to its rights of setoff set forth in
Section 13.1 hereof, and the Stockholders shall have no personal obligations with respect to such claims of indemnification by the Purchaser, except with respect to the setoff provisions described in Section 13.1 hereof, and (iii) in no event shall any Stockholder be liable to Oak Tree and/or the Purchaser for more than the actual amount of cash received by such Stockholder from the Purchaser and Oak Tree pursuant to this Agreement.

                  (d) Sole Remedy. Indemnification and set off shall be sole and exclusive remedies of Oak Tree and the Purchaser for redressing the breach by the Seller and/or the Stockholders of any misrepresentation or the breach of any warrants, covenant, condition or agreement of the Seller or the Stockholders set forth herein in this Agreement or in any agreement, instrument or document executed and delivered by the Seller or the Stockholders herewith.

         9. 3 Indemnification by Purchaser and Oak Tree.

                  (a) General. Purchaser and Oak Tree, jointly and severally, shall indemnify, defend and hold harmless Seller (including its officers, directors, employees, agents, representatives and affiliates) and the Stockholders from and against any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs, and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) incurred by Seller or any Stockholder in connection with each and all of the following:

                           (i) any misrepresentation or breach of any warranty
made by Purchaser or Oak Tree or any of their officers or executive directors in this Agreement or any Schedule, Exhibit, certificate or other instrument attached hereto or delivered to Seller or any Stockholder pursuant hereto;

                           (ii) the breach of any covenant, agreement or
obligation of Purchaser or Oak Tree contained in this Agreement, any Schedule or any certificate or agreement or instrument delivered to the Seller or the Stockholders pursuant hereto;

                           (iii) any misrepresentation contained in any
statement or certificate furnished by Purchaser or Oak Tree or any officer of Purchaser or Oak Tree pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

                           (iv) the Assumed Liabilities, any other liability or
obligation of, or any claim for damages of any kind or nature which arises out of or relates to the operation of the Purchaser or Oak Tree at any time after the Closing Date, including, without limitation, any federal, foreign, state or local tax liability, obligation or claim of or against Purchaser or Oak Tree (except to the extent a portion of the amount thereof is to be prorated to Seller under the terms of this Agreement) (including any such liability, obligation or claim arising as a result of or with respect to the consummation of the transactions contemplated by this Agreement) for periods ending after the Closing Date.

                  (b) Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9.3, Seller or a Stockholder shall promptly notify in writing the Purchaser and Oak Tree of the claim and, when known, the facts constituting the basis for such claim. In the event of any Third Party Claim, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Neither Seller nor the Stockholders shall incur any expenses, or settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Section 9.3. Seller and the Stockholders will give Purchaser and Oak Tree prompt written notice of any such claim and, with respect to any Third Party Claim, Purchaser or Oak Tree will undertake the defense thereof by representatives of its own choosing reasonably satisfactory to Seller and the Stockholders. Seller and the Stockholders shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense. In the event Purchaser or Oak Tree, within a reasonable time after notice of any such Third Party Claim, fails to defend, Seller and the Stockholders will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, Purchaser and Oak Tree, at the expense and risk of Purchaser and Oak Tree. Purchaser and Oak Tree shall not, without the written consent of Seller and the Stockholders, settle or compromise any such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Seller and the Stockholders, an unconditional release from all liability in respect of such Third Party Claim. The Seller and the Stockholders will cooperate with Oak Tree and the Purchaser in connection with the defense of settlement of such Third Party Claim. Notwithstanding the foregoing, Purchaser and Oak Tree shall have the right to dispute the issue of whether it is obligated hereunder to indemnify Seller and the Stockholders with respect to any particular Third Party Claim.

                  (c) Limitations on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, the Seller's and any Stockholder's right to indemnification under this Section 9.3 shall be limited as follows: (i) any claim for indemnification must be asserted by written notice by a date which is not later than 24 months following the Closing Date, except that, any claim based upon a breach of the representations and warranties contained in Section
6.14 (Taxes) or based upon fraud may be asserted until the applicable statute of limitations has expired, (ii) in no event shall Purchaser or Oak Tree be liable to Seller and/or the Stockholders for more than the actual amount of cash paid by Oak Tree and/or the Purchaser to the Seller or the Stockholders pursuant to this Agreement, and (iii) any claim relating to undisclosed liabilities of Oak Tree or Purchaser shall be satisfied by the issuance of Additional Shares as set forth in Section 10.14 hereof.

                  (d) Sole Remedy. Indemnification shall be sole and exclusive remedies of Seller and/or the Stockholders for redressing the breach by the Seller and/or the Stockholders of any misrepresentation or the breach of any warrants, covenant, condition or agreement of the Seller or the Stockholders set forth herein in this Agreement or in any agreement, instrument or document executed and delivered by the Seller or the Stockholders herewith.


                                       10

                              COVENANTS OF PARTIES

         The parties hereto hereby covenant and agree as follows:

         10. 1 Transfer Taxes. Each party hereto shall pay all such sales, transfer, use, gross receipts, registration and similar taxes arising out of or in connection with the transactions contemplated by this Agreement as are payable by such party under applicable law.

         10. 2 Consents. Each of the parties hereto will use its commercially reasonable efforts to obtain consents of all third parties and governmental instrumentalities, agencies and authorities necessary to the consummation of the transactions contemplated by this Agreement.

         10. 3 Public Announcements. The Seller and the Stockholders will consult with the Purchaser before issuing any press releases or otherwise making any public statements with respect to this Agreement and/or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written approval of the Purchaser, which approval shall not be unreasonably withheld. The obligations of the Seller and the Stockholders under this Section 10.3 shall survive the termination of this Agreement.

         10. 4 Transactions Affecting Organization and Good Standing. Between the date hereof and the Closing Date, neither the Seller, the Purchaser nor Oak Tree will amend or otherwise change its articles of incorporation or bylaws, or other organizational documents, except Oak Tree shall file the certificate of designation relating to the Series A Preferred Stock, in form and substance approved in writing by the Seller and its legal counsel, and the Seller, the Purchaser and Oak Tree, as the case may be, will take all necessary actions to keep in full force and effect its legal existence.

         10. 5 Conduct of Business Before the Closing. Between the date hereof and the Closing Date, each of the Seller, the Stockholders (with respect to the Seller), Purchaser and Oak Tree shall:

                  (a) (i) conduct its business diligently in the ordinary course of business, (ii) retain in its employ all of its key employees and an adequate employee work force in numbers and skills substantially as in effect on the date hereof, and (iii) preserve its goodwill and relationships with physicians, employees, third party payors, suppliers and patients and others having business relations;

                  (b) except upon the prior written consent of Oak Tree or Seller, as the case may be, which consent shall not be unreasonably withheld, not: (i) except in the ordinary course of business, sell, assign, lease or otherwise transfer or dispose of any of its properties or assets, (ii) except in the ordinary course of business, forgive or compromise any obligations of others or claims against others, (iii) mortgage, pledge or subject any of the properties or assets to a lien, charge or encumbrance of any kind, or (iv) in case of the Seller or the Purchaser, permit a change in its ownership or control or, in the case of Oak Tree, permit any change in control or, in the case of Seller, Purchaser or Oak Tree, grant any options, powers, warrants or rights which could result in such a change of control or ownership.

                  (c) except upon the prior written consent of Oak Tree or Seller, as the case may be, which consent shall not be unreasonably withheld:
(i) not amend, renew or terminate any contract or agreement to which it is a party (including, without limitation, any contract or agreement with any of the Practices managed by Seller) or enter into or become a party to any contract or agreement under which the value of services to be performed by or for it or the cost of goods and services to be sold to or by it under any one such contract or agreement may exceed $50,000, (ii) not enter into or become a party to any loan, letter of credit or other debt agreement (other than extensions of credit in relation to purchases of inventory in the ordinary course of business consistent with prior practices), or incur, assume or guaranty any obligation for borrowed money, (iii) not compromise or settle any pending or threatened litigation or claims against it for an amount in excess of $50,000, (iv) not enter into any contracts or agreements to do anything prohibited under this Section 10.5 and
(v) perform all obligations under all contracts and agreements to which the Seller is a party.

                  (d) continue in full force and effect its existing insurance coverages.

                  (e) except upon the prior written consent of Oak Tree or Seller, as the case may be, not alter or amend, in any material respect, any employment, consulting, non-competition or similar agreement, or increase the compensation or rate of compensation or benefits payable or to become payable to any of its directors, officers, stockholders, employees or agents over the rate being paid to them at the date hereof, except for increases required pursuant to a contract in existence at the date hereof and listed on a schedule to this Agreement, and except for promotions to fill vacancies arising after the date hereof in positions existing on the date hereof.

                  (f) except upon the prior written consent of Oak Tree or Seller, as the case may be, enter into any contract, agreement or course of action which may reasonably be expected materially to increase its aggregate amount of liabilities.

                  (g) except upon the prior written consent of Oak Tree or Seller, as the case may be, not make any alteration in the manner of keeping its books, accounts or records or in the accounting practices therein reflected.

                  (h) except upon the prior written consent of Oak Tree or Seller, as the case may be, not make any material change in its business, or enter into any material transaction, which is not in the ordinary course of business.

         10. 6 Access and Information Prior to Closing. Each party shall have the right to conduct due diligence following the execution hereof. Each party and their respective directors, officers, employees and agents shall cooperate fully with each other and their respective directors, officers, employees and agents to ensure the prompt and complete availability of all records and information of such party, of any nature whatsoever, that such party may request. Each party shall, upon the request of the other party, provide written authorizations to all parties having information regarding such party, authorizing them to release such information to such party for review and/or copying, and directing them to cooperate fully with such party. In addition, such party and its agents shall have access to the facilities and properties of such party for the purposes of inspection and survey.

         10. 7 Current Information. Each party will advise the other party in writing, as soon as practicable but in no event later than the Closing, of: (i) the occurrence of any event which renders any of the representations or warranties of such party set forth herein inaccurate; and (ii) the failure of such party to perform any of its covenants or agreements set forth herein. The Seller will also provide to Purchaser promptly upon their becoming available copies of all financial reports prepared by or for the conduct of the business of Seller prior to the Closing Date.

         10. 8 Preservation of the Assets. From the date hereof until the Closing Date, each party will maintain the tangible assets in no worse condition, repair and working order and all other Assets in substantially the same condition as such Assets exist on the date hereof. With respect to all contract rights to be assigned to Purchaser hereunder, Purchaser shall preserve the enforceability and validity of each material contract with third parties, including specifically any and all management agreements with the Practices.

         10. 9 Contracts/Compliance With Laws. With regard to any contracts or other business arrangements to which Seller is a party, the benefits of which are to be transferred to Purchaser hereunder, and which may be, in the opinion of qualified legal counsel selected by Purchaser, in violation of any state or federal laws or regulations, the Seller shall promptly take such actions as are necessary, in the reasonable mutual judgment of the parties hereto, to amend such contracts or business arrangements so as to eliminate any such violation and preserve the benefit of such contract or agreement for Purchaser.

         10. 10 Exclusivity. Each of the Seller and the Stockholders will not, and will cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this Section 10.10 only, being referred to as "affiliates") not to initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than Purchaser or Oak Tree relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Seller, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Seller, or similar transaction, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). Each of the Seller and the Stockholders will notify Purchaser within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to Purchaser a copy of any written proposal. The provisions of this Section 10.6 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article 11, and (y) the Closing.

         10. 11 Supplementary Financial Information. Within 25 days after the end of each calendar month between the date of this Agreement and Closing, the Seller shall provide to Purchaser unaudited financial statements (including at the minimum income statement and balance sheet) for such month then ended that shall present fairly the consolidated results of its operations at such date and for the period covered thereby, all in accordance with the books and records of the Seller and on a basis consistent with prior periods, in each case, certified as true and correct in all material respects by its chief financial officer.

         10. 12 Filings; Other Actions. (a) The Purchaser and Oak Tree shall cooperate to promptly prepare (and the Seller and the Stockholders shall cooperate in such preparation) an Offering Memorandum (the "Offering Memorandum") with respect to the Note Offering. Oak Tree shall use commercially reasonable efforts to consummate the Note Offering at the earliest possible time after preparation of the Seller Financials.

                  (b) The Seller and the Stockholders represent and warrant that none of the information or documents supplied or to be supplied by it specifically for inclusion in the Offering Memorandum, by exhibit or otherwise, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller and Stockholders shall be entitled to review the Offering Memorandum prior to the time it becomes final with respect to the information contained therein relating to the Seller.

                  (c) Oak Tree and the Purchaser agree that none of the information contained in Offering Memorandum (other than information concerning the Seller and the Stockholders expressly provided by the Seller and the Stockholders at the request of Oak Tree for inclusion therein) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) The Seller and Stockholders shall furnish Oak Tree with all information concerning themselves, their subsidiaries, if any, directors, officers and stockholders and such other matters as may be reasonably requested by Oak Tree in connection with the preparation of the Offering Memorandum, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by the Other Agreements or this Agreement.

         10. 13 Restrictions. In consideration of the payment of the purchase price referenced in Article 3 hereof, and in order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Seller and the Stockholders hereby covenants and agrees as follows:

                  (a) Each of the Seller and the Stockholders agrees that, during the Non-Compete Period, no Seller or Stockholder (including any affiliate thereof) will, directly or indirectly, for itself or for any other Person, engage in or compete in, or acquire or own in any manner any interest in any Person which is engaged in or which competes in, the business conducted by the Seller within the Territory. For a period of five years from the Closing Date, the Seller and the Stockholders agree that, without the prior written consent of Purchaser, the Seller, the Stockholders and their affiliates shall not hire, solicit or offer employment to any of its former employees who become employees of any affiliated entity of the Purchaser. These non-competition and non-solicitation provisions shall be in addition to any similar provisions under any separate agreements between any Seller or Stockholder and Purchaser or its affiliates. As used herein, Non-Compete Period shall mean the lesser of (x) five years from the Closing Date, and (y) the date which is 10 days from the date Oak Tree has received written notice from Seller that the Stock Purchase Price Shares have not been delivered to Seller as required under this Agreement, provided, that, any dispute regarding the delivery of the Stock Purchase Price Shares shall be resolved in accordance with the following procedures. In the event of any dispute, controversy or claim arising out of or in connection with the delivery of the Stock Purchase Price Shares, which cannot be amicably resolved between the parties within thirty (30) days following the receipt of a notice of dispute by either party, shall be submitted before an arbitration tribunal designated in accordance with the rules of the American Arbitration Association (the "Rules") by three (3) arbitrators appointed in accordance with the Rules then in force and effect. Any such arbitration shall be held in New York, New York and shall be held pursuant to the laws of the State of New York. The decision of any such arbitration tribunal shall be final regarding any matters presented to the arbitrators. The costs of arbitration shall be equally between the Seller and the Purchaser. The arbitrators shall not be empowered to award punitive, exemplary and/or consequential damages to any party.

                  (b) From and after Closing, no Seller or Stockholder shall disclose, to any Person or entity, or make use of, without the authorization of Purchaser, any non-public pricing strategies or records of the Seller, any proprietary data or trade secrets owned by the Seller and included in the Assets or any financial or other information about the Seller; provided that the foregoing restrictions shall not apply to any information which: (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of the Seller or any Stockholder; (ii) is approved for release by Purchaser; (iii) is required to be disclosed in accordance with applicable law,
(iv) is disclosed to such party's accountants and lawyers who shall keep such information confidential, or (v) in connection with the performance of duties by the Stockholders on behalf of Purchaser after the Closing.

                  (c) It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Seller or the Stockholders or their affiliates of any or all of the covenants and agreements contained in this
Section 10.3 may cause irreparable harm and damage to Purchaser in a monetary amount which may be virtually impossible to ascertain. As a result, each of the Seller and the Stockholders recognizes and hereby acknowledges that Purchaser shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by the Seller or the Stockholders and/or their respective associates, affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Purchaser may possess hereunder, at law or in equity.

         10. 14 Trading Restrictions. Each of the Seller and the Stockholders acknowledge that he, she or it is aware that the United States securities laws prohibit persons who are in possession of material, non-public information concerning an issuer (such as Oak Tree) from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstance under which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and each of the Seller and the Stockholders agrees to fully comply with such laws. This Section 10.14 shall survive the termination of this Agreement.

         10. 15 Additional Shares. The Seller shall be entitled to be issued additional shares of Oak Tree Common Stock (the "Additional Shares"), rounded up to the nearest whole share and bearing the appropriate "restricted stock legend" equal to the quotient of (x) Net Undisclosed Liabilities, divided by (y) the lesser of (a) the average of the Closing Prices of the Oak Tree Common Stock during each of the trading days in the five trading days prior to the date of the issuance of such Additional Shares, and (b) the Specified Adjusted Price, which shares shall be issued thirty months after the Closing Date. Within 15 days of the end of such thirty month period Oak Tree shall (a) deliver to Seller a copy of its computation of the amount of Additional Shares, and (b) direct its transfer agent to deliver the Additional shares to the Seller.

         10. 16 Actions Necessary to Issue Shares. Subsequent to the Closing, Oak Tree will take, and cause to be taken, all action, corporate or other, which may be necessary or expedient to assure that (a) it has a sufficient number of authorized and/or issued but not outstanding shares of Series A Preferred Stock and Oak Tree Common Stock to issue such shares of capital stock at the times and under the circumstances set forth in this Agreement, the Receivables Note and the related certificate of designation pertaining as the same may be amended, modified, supplemented, amended and restated, renewed and extended from time;
(b) it has duly reserved for issuance a sufficient number of shares of capital stock (Series A Preferred Stock and Oak Tree Common Stock) at the times and under the circumstances set forth in this Agreement, the Receivables Note and the related certificate of designation; and (c) any shares of Oak Tree Common Stock issued pursuant to this Agreement or upon conversion of the Series A Preferred Stock shall be duly listed on or admitted for trading or quotation, subject to due notice of issuance, on the exchange or market where shares of Oak Tree Common Stock is at the time traded or quoted. Such action shall include, but shall not be limited to, calling a special meeting of the stockholders of Oak Tree to vote upon or submitting to its stockholders at an annual meeting thereof (whichever is more expedient), a proposal to amend its certificate of incorporation to increase the number of authorized shares of Oak Tree Common Stock, prepare, file with the SEC and circulate to stockholders a proxy statement, proxy cards and other proxy solicitation materials on behalf of the management of Oak Tree to seek to obtain the requisite number of votes to assure adoption of such proposal and convening all requisite meetings of the board of directors of Oak Tree (or obtaining the necessary written consent of directors) to take the necessary corporate action, authorize and direct the taking of all actions and the expenditure of the necessary funds to permit the performance by Oak Tree of its obligations under this covenant.

         10. 17 Amendment to Certificate of Incorporation. Oak Tree shall, not less than 30 days prior to the Closing Date, take all action necessary to amend its Certificate of Incorporation, in substantially the form of the amendment attached hereto as Exhibit L, to provide for a staggered Board of Directors, such directors to serve for staggered three (3) year terms. Effective on the Closing Date, the Board of Directors of Oak Tree shall increase the size of the Board and fill the vacancies created by such increase, with the appointees of Seller Representative and as directed by Seller Representative, the effect of which shall result in the control of the Board of Oak Tree by the appointees of Seller Representative.

         10. 18 Reimbursement of Out-of-Pocket Expenses. At or prior to the Closing, Oak Tree shall have reimbursed Pierce Neuman and Jay Katz for all of the Out-of-Pocket Expenses to be reimbursed by Oak Tree pursuant to the Indemnification and Reimbursement Agreement of even date by and among Jay Katz, Pierce Neuman, Oak Tree and Nevada Minerals Corp.


                                       11

                                   TERMINATION

         11. 1 Termination. This Agreement may be terminated:

                  (a) By mutual written consent of Seller and Purchaser.

                  (b) By the Seller or the Purchaser if the Closing shall not have been consummated by the Termination Date, or such other date mutually agreed to in writing by the Seller and Purchaser.

                  (c) By Purchaser if Seller fails to deliver to Purchaser the Schedules hereto in form and substance satisfactory to Purchaser prior to the date on which the Seller Financials as described in Section 5.9 are delivered hereunder.

                  (d) By Seller if Purchaser fails to deliver to Seller the Schedules hereto in form and substance satisfactory to Seller prior to the date on which the Seller Financials as described in Section 5.9 are delivered hereunder.

         11. 2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Seller, the Stockholders or the Purchaser or their respective officers or directors (except as set forth in Sections 10.3, 10.14, 13.11, 13.12 and 13.13 hereof, which shall survive the termination). Nothing contained in this Section 11.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Acquisition Proposals" shall have the meaning set forth in Section
10.10 of this Agreement.

         "Additional Shares" shall have the meaning set forth in Section 10.15 of this Agreement.

         "Adjusted EBITDA for 1998" shall mean the EBITDA, as determined from the audited financial statements of the Seller prepared by a national accounting firm acceptable to the Purchaser, for the 12 month period ending December 31, 1998, except that the amounts comprising "Owners' Compensation" as reflected on such audited financial statements shall be added back to the extent deducted from the EBITDA.

         "Amended and Restated Practice Management Agreement" shall have the meaning set forth in the recitals of this Agreement.

         "Assets" shall have the meaning set forth in Section 1.1 of this Agreement.

         "Assignment of Contracts and Leases" shall have the meaning set forth in Section 4.2(a) of this Agreement.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Assumption Agreement" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Average EBITDA" shall mean the quotient of (a) EBITDA for the Earnout Period, divided by (b) two.

         "Balance Sheet Date" shall mean December 31, 1998.

         "Balance Sheets" shall have the meaning set forth in Sections 5.10 and
6.10 of this Agreement.

         "Bill of Sale" shall have the meaning set forth in Section 4.2(a) of this Agreement.

         "Cash Purchase Price" shall have the meaning set forth in Section 3.1(b)(i) of this Agreement.

         "Closing" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Closing Price" shall mean the closing price of the Common Stock of Oak Tree on the applicable trading day or, if the Common Stock is not traded on such day, the closing price on the last preceding day that the Common Stock was traded.

         "Code" shall have the meaning set forth in Section 5.18(b) of this Agreement.

         "Commitments" shall have the meaning set forth in Section 4.4 of this Agreement.

         "Disposal Period One" shall have the meaning set forth in Section 3.3(b)(i) of this Agreement.

         "Disposal Period Two" shall have the meaning set forth in Section 3.3(b)(ii) of this Agreement.

         "Disposed Shares One" shall have the meaning set forth in Section 3.3(b)(i) of this Agreement.

         "Disposed Shares Two" shall have the meaning set forth in Section 3.3(b)(iii) of this Agreement.

         "Disposal Share Three" shall have the meaning set forth in Section 3.3(c) of this Agreement.

         "Dispute Report" shall have the meaning set forth in Section 3.1(b)(iii) of this Agreement.

         "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization for the operations of the Seller.

         "Earnout Period" shall mean the first full 24 months after the Closing Date.

         "Employment/Independent Contractor Agreements" shall have the meaning set forth in Section 7.10 of this Agreement.

         "Environment" shall mean soil, surface waters, groundwater, land, steam sediments, surface or subsurface strata and ambient air.

         "ERISA" shall have the meaning set forth in Section 5.18(a) of this Agreement.

         "Excess Shares" shall have the meaning set forth in Section 3.3(b)(iii) hereof.

         "Excluded Assets" shall have the meaning set forth in Section 1.2 of this Agreement.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Form 8594" shall have the meaning set forth in Section 3.2 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles in effect in the United States of America from time to time.

         "Guaranty" shall have the meaning set forth in Section 6.26 of this Agreement.

         "Instruments of Conveyance" shall have the meaning set forth in Section
1.3 of this Agreement.

         "Investor Questionnaire" and "Investor Questionnaires" shall have the meaning set forth in Section 7.8 of this Agreement.

         "Legal Requirements" means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         "Lessor Consents" shall have the meaning set forth in Section 4.2(e) of this Agreement.

         "Material Adverse Change" or "Material Adverse Effect" means a material adverse change in, or the occurrence of any event which could have a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of (i) the Seller, if such representation or statement is made with respect to the Seller, or (ii) Oak Tree taken as a whole, if such representation or statement is made with respect to Purchaser or Oak Tree.

         "Negative Result" shall have the meaning set forth in Section 3.1(b)(ii) of this Agreement.

         "Net Undisclosed Liabilities" shall mean Undisclosed Liabilities net of the tax benefit realized by Oak Tree prior to the expiration of the thirty-month period after the Closing Date as a result of its net operating loss attributable to periods prior to the Closing Date.

         "Note Offering" shall mean the 144A underwritten note offering or similar financing (whether in the form of equity or debt) of approximately $100 million to be consummated simultaneous with the closing of this Agreement and the Other Agreements.

         "Oak Tree" means Oak Tree Medical Systems, Inc., a Delaware corporation and the parent of the Purchaser.

         "Oak Tree Balance Sheet Date" shall mean February 28, 1999.

         "Oak Tree Common Stock" shall mean the common stock, $.01 par value, of Oak Tree.

         "Oak Tree Pension Plan" shall have the meaning set forth in Section 6.18(a) of this Agreement.

         "Oak Tree Plans" shall have the meaning set forth in Section 6.18(a) of this Agreement.

         "Oak Tree Welfare Plan" shall have the meaning set forth in Section 6.18(a) of this Agreement.

         "Offering Memorandum" shall have the meaning set forth in Section 10.8 of this Agreement.

         "Other Agreements" shall have the meaning set forth in the recitals of this Agreement.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permitted Exceptions" shall mean (1) Seller shall be permitted to transfer any shares of capital stock of Oak Tree Common Stock to be issued to the Seller (or its designees) under this Agreement in the event of a partial or complete liquidation of the Seller following the Closing and (2) the Stockholders shall be permitted to transfer the shares of capital stock of Oak Tree Common Stock to be issued to the Seller (or its designees) under this Agreement to family members or to a partnership, corporation or limited liability company of which such Stockholder controls the equity interests have voting or management power in such entity or to a trust in which such Stockholder has sole or shared voting power over such shares so held; provided, that, such transferee executes a written agreement to be bound by the terms of this Agreement.

         "Person" means an individual, association, business, entity, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof, or other entity of whatever nature.

         "Physicians" shall have the meaning set forth in the recitals of this Agreement.

         "Practices" shall have the meaning set forth in the recitals of this Agreement.

         "Price Protection Shares" shall have the meaning set forth in Section
6.26 of this Agreement.

         "Price Protection Shares One" shall have the meaning set forth in
Section 3.3(b)(i) of this Agreement.

         "Price Protection Shares Two" shall have the meaning set forth in
Section 3.3(b)(iii) of this Agreement.

         "Purchase Price" shall have the meaning set forth in Section 3.1(a) of this Agreement.

         "Purchase Price for EBITDA" shall have the meaning set forth in Section 3.1(a) of this Agreement.

         "Purchase Price for Receivables" shall have the meaning set forth in
Section 3.1(a) of this Agreement.

         "Purchaser" shall have the meaning set forth in the recitals of this Agreement.

         "Purchaser's Knowledge" means the actual knowledge of Purchaser or Oak Tree or the officers or directors of Oak Tree or Purchaser engaged in the active management of the business of Oak Tree or Purchaser.

         "Receivables" shall have the meaning set forth in Section 1.1(d) of this Agreement.

         "Receivables Note" shall have the meaning set forth in Section 3.1(c) of this Agreement.

         "Receivables Shares" shall have the meaning set forth in Section 3.1(c) of this Agreement.

         "Receivables Shares Price" shall have the meaning set forth in Section
3.1 of this Agreement.

         "Related Agreements" means the exhibits attached hereto to which such Person is a party.

         "Report" shall have the meaning set forth in Section 3.1(b)(iii) of this Agreement.

         "Sales Price One" shall have the meaning set forth in Section 3.3(b)(i) of this Agreement.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Seller" shall have the meaning set forth in the recitals of this Agreement.

         "Seller Balance Sheet Date" shall mean June 30, 1999.

         "Seller Plans" shall have the meaning set forth in Section 5.18 of this Agreement.

         "Seller Representative" shall mean Pierce Neuman, M.D.

         "Seller Welfare Plan" shall have the meaning set forth in Section 5.18 of this Agreement.

         "Seller's Knowledge" means the actual knowledge of Seller or the Stockholders engaged in active management of the Business.

         "Series A Preferred Stock" shall have the meaning set forth in Section 3.1(c) of this Agreement.

         "Settlement Accountants" shall have the meaning set forth in Section 3.1(b)(iii) of this Agreement.

         "Shares of Oak Tree" shall mean the shares of Oak Tree Common Stock required to be issued to Seller or its designee pursuant to this Agreement.

         "Shortfall Amount One" shall have the meaning set forth in Section 3.3(b)(i) hereof.

         "Shortfall Amount Two" shall have the meaning set forth in Section 3.3(b)(iii) hereof.

         "Specified Adjusted Price" means $3; provided that, in the event Oak Tree issues shares of Oak Tree Common Stock after the date hereof and prior to Closing Date that are not accretive to Oak Tree, the Specified Adjusted Price shall be reduced, for each such issuance, by an amount equal to the product of
(A) a fraction, the numerator of which is the number of such shares issued by Oak Tree and the denominator of which is the number of shares of Oak Tree Common Stock outstanding on the date hereof, calculated on a fully diluted basis, times
(B) $3.

         "Stock Purchase Price" shall have the meaning set forth in Section 3.1(b)(ii) of this Agreement.

         "Stock Purchase Price Shares" shall have the meaning set forth in
Section 3.1(b)(ii) of this Agreement.

         "Stockholders" shall have the meaning set forth in the recitals of this Agreement.

         "Target Companies" shall have the meaning set forth in the recitals of this Agreement.

         "Territory" means within a five mile radius of any Practice set forth on Schedule A or required to be set forth on Schedule A and any state in which any such Practice is located.

         "Termination Date" means March 1, 2000, provided that (i) in the event that the Seller shall fail to cooperate with the accounting firm retained by Oak Tree to prepare audited financial statements of the Seller for such periods as Seller Representative and Oak Tree agree shall be required and shall not cure such failure to cooperate within thirty days of receipt by Seller of written notice of such failure, the Termination Date shall be extended by the number of days after the receipt of such notice during which Seller may continue to fail to cooperate as specified in such notice, and, (ii) in the event the financing source for the Note Offering advises the Purchaser that such date needs to be extended due to market conditions, the Seller and Stockholders agree to work in good faith with the Purchaser to extend the Termination Date until market conditions become more favorable to consummate the transactions contemplated hereby, but in no event by more than four months.

         "Third Party Claim" shall have the meaning set forth in Section 9.2(b) of this Agreement.

         "Undisclosed Liabilities" shall mean any liability or obligation of Oak Tree or Purchaser existing on the Closing Date and not incurred in the ordinary course of business prior to the Closing Date. For purposes of this definition, all costs, expenses and fees relating to the transactions contemplated by this Agreement and the Other Agreements, including but not limited to professional and printing fees and expenses, shall not be deemed to be ordinary course of business liabilities or obligations.


                                       13

                            MISCELLANEOUS PROVISIONS

         13. 1 Right of Offset. Subject to the limitations with respect to each Stockholder's Proportionate Share, Purchaser is entitled to offset from any payments (including without limitation the Stock Purchase Price, the Stock Purchase Price Shares, the Net Realizable Amount, the Series A Preferred Stock, the Receivables Shares and the Price Protection Shares One and Two), or reduce the amount of compensation, due from Purchaser to Seller or any Stockholder the amount of any damages, claims or costs (including the loss of revenues) incurred by Purchaser or its affiliates resulting from the Seller's or any Stockholder's misrepresentations or breach of warranties under this Agreement or the Seller's or any Stockholder's breach of another agreement executed in connection herewith (including, but not limited to, the Other Agreements to which the Seller or any Stockholder is a party), which damages, claims or costs remain uncured for a period of thirty (30) days following Purchaser's written notice to Seller setting forth in reasonable detail the nature of the breach or misrepresentation.

         13. 2 Prorations. Personal property ad valorem taxes, assessments, property insurance, utility charges, maintenance contract fees for those maintenance contracts approved and assumed by the Purchaser, and other ordinary and customary operating expenses incurred in the usual course of business, based upon the actual days involved, shall be prorated as of the Closing Date. Seller shall be responsible for all taxes and assessments, including but not limited to, ad valorem taxes for any period prior to the Closing. All charges or amounts payable pursuant to any contract of Seller assumed by Purchaser and utility charges shall be determined and paid through the Closing Date by Seller. To the extent that the actual amounts of such charges, expense and income referred to in this Section are unavailable at the Closing Date, the closing statement shall be based upon estimated amounts, and a readjustment shall be made within twenty (20) days from the Closing Date. The proration of both real and personal property ad valorem taxes and any assessments shall be based upon such amounts assessed for the preceding year with allowance made for the maximum allowable discount for early payment. If such taxes and/or assessments for the year of Closing increase over those of the preceding year, Seller shall pay to Purchaser a pro rata portion of such increase, computed to the Closing Date and, conversely, if such taxes and/or assessments for the year of Closing decrease from those of the preceding year, Purchaser shall pay to Seller a pro rata portion of such decrease, computed to the Closing Date. Any such payment shall be made within twenty (20) days after notification by either party that such adjustment is necessary.

         13. 3 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Purchaser, the Seller and Stockholders with respect to any of the terms contained herein.

         13. 4 Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         13. 5 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice or conflict of law principles thereof, as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Except as otherwise expressly provided in this Agreement, the parties to this Agreement agree that any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any court of the State of New York located in New York County or the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, the parties hereby submit to and accept with regard to any such action or proceeding, each for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and waive any objection which such party now or hereafter have to any such court as the venue for any such proceeding on the ground that it may constitute any forum non conveniens.

         13. 6 Specific Performance. Each of the parties hereto acknowledges and agrees that the other would be irreparably harmed and damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that the other shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court specified in Section 13.5 hereof (except as otherwise expressly provided for in this Agreement), in addition to any other remedy to which such party may be entitled, at law or in equity.

         13. 7 Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

         13. 8 Notices. All notices and other communications hereunder shall be given by personal delivery, by telecopy or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)     If to Purchaser, to:

                          c/o Oak Tree Medical Systems, Inc.
                          2797 Ocean Parkway
                          Brooklyn, New York  11235
                          Attn:  President

                  (b) If to the Seller, the address set forth below the Seller's name on the signature page attached hereto, with a copy to Seller's attorney at the address set forth on the signature pages attached hereto.

         All such notices and other communications shall be deemed given or delivered when received or when delivery thereof is refused.

         13. 9 Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party hereto; provided, however, Purchaser may assign this Agreement without the Seller's consent: (i) to a parent, subsidiary or affiliate of the Purchaser, (ii) to any entity that the Purchaser merges with or consolidates into; or (iii) to any entity to which the Purchaser sells all or substantially all of its assets. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement, and their successors and permitted assigns. Subject to the foregoing sentence, no person or entity not a party to this Agreement shall have any right under or by virtue of this Agreement.

         13. 10 Entire Agreement. This Agreement, including without limitation the Schedules and Exhibits hereto, contains the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, covenants, understandings, representations or warranties among the parties with respect to the subject matter hereof other than those set forth or referred to in these agreements.

         13. 11 Confidentiality. The Seller and the Stockholders recognize and acknowledge that they had in the past, currently have and in the future may possibly have access to certain confidential information of the Purchaser that is valuable, special and a unique asset of the Purchaser's businesses. The Seller and the Stockholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of the Seller and the Stockholders, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided that prior to disclosing any information pursuant to this clause (ii) the Seller and the Stockholders shall, if possible, give prior written notice thereof to the other parties hereto and provide such other parties hereto with the opportunity to contest such disclosure, (iii) the Seller and the Stockholders reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the Seller and the Stockholders are the sole and exclusive owners of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by the Seller and the Stockholders of the provisions of this Section 13.11, the Purchaser shall be entitled to an injunction restraining the Seller and the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 13.11 shall survive the termination of this Agreement. The Purchaser agrees to be subject to the same covenants and restrictions with respect to the confidential information of the Seller through the Closing Date.

         13. 12 Expenses. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, unless otherwise agreed to in writing by the parties.
This Section 13.12 shall survive the termination of this Agreement.

         13. 13 Attorneys' Fees. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party. This Section 13.13 shall survive the termination of this Agreement.

         13. 14 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference and convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         13. 15 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.